                                           Filed Pursuant To Rule 424(b)(5)
                                           Registration Statement No. 333-89133.

PROSPECTUS SUPPLEMENT                                                 [TRW Logo]
(To Prospectus dated November 16, 1999)

                                 $2,500,000,000
                                    TRW INC.
                          MEDIUM-TERM NOTES, SERIES E
                            ------------------------

TRW MAY OFFER FROM TIME TO TIME MEDIUM-TERM NOTES. THE SPECIFIC TERMS OF ANY NOTES OFFERED WILL BE INCLUDED IN A PRICING SUPPLEMENT. UNLESS THE PRICING SUPPLEMENT PROVIDES OTHERWISE, THE NOTES OFFERED WILL HAVE THE FOLLOWING GENERAL
TERMS:

- THE NOTES WILL MATURE 9 MONTHS OR MORE FROM THE DATE OF ISSUE.

- THE NOTES WILL BEAR INTEREST AT EITHER A FIXED OR A FLOATING RATE. FLOATING RATE INTEREST WILL BE BASED ON:

  - CD RATE
  - CMT RATE
  - COMMERCIAL PAPER RATE
  - EURIBOR
  - FEDERAL FUNDS RATE
  - LIBOR
  - PRIME RATE
  - TREASURY RATE
  - ANY OTHER RATE SPECIFIED IN THE APPLICABLE PRICING SUPPLEMENT.
- FIXED RATE INTEREST WILL BE PAID ON MARCH 15 AND SEPTEMBER 15, ACCRUING FROM THE DATE OF ISSUE.
- FLOATING RATE INTEREST WILL BE PAID ON THE DATES STATED IN THE APPLICABLE PRICING SUPPLEMENT.
- THE NOTES WILL BE HELD IN GLOBAL FORM BY THE DEPOSITORY TRUST COMPANY, UNLESS OTHERWISE SPECIFIED.
- THE NOTES MAY BE EITHER CALLABLE BY TRW OR PUTTABLE BY YOU IF SPECIFIED IN THE APPLICABLE PRICING SUPPLEMENT.
- THE NOTES WILL BE DENOMINATED IN U.S. DOLLARS AND HAVE MINIMUM DENOMINATIONS OF $1,000.

                            ------------------------

INVESTING IN THE NOTES INVOLVES RISKS. SEE "FOREIGN CURRENCY RISKS" BEGINNING ON PAGE S-4.
                            ------------------------

                                              AGENTS'
                          PRICE TO         DISCOUNTS AND                PROCEEDS TO
                           PUBLIC           COMMISSIONS                   COMPANY
                       --------------  ----------------------  -----------------------------
Per Note.............       100%            .125%--.750%             99.875%--99.250%
Total................  $2,500,000,000  $3,125,000-$18,750,000  $2,496,875,000-$2,481,250,000

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus supplement or the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

Offers to purchase the notes are being solicited from time to time by the agents listed below. The agents have agreed to use their reasonable best efforts to sell the notes. There is no established trading market for the notes and there can be no assurance that a secondary market for the notes will develop.
                            ------------------------

                           MORGAN STANLEY DEAN WITTER
                              GOLDMAN, SACHS & CO.
                               J.P. MORGAN & CO.
November 17, 1999

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
PROSPECTUS SUPPLEMENT
Summary.............................     S-3
Foreign Currency Risks..............     S-4
Description of Notes................     S-6
The Depositary......................    S-23
United States Federal Income Tax
  Considerations....................    S-24
Plan of Distribution................    S-30
Legal Matters.......................    S-31

                                        PAGE
                                        ----
PROSPECTUS
Available Information...............       2
Incorporation of Certain Documents
  by Reference......................       2
The Company.........................       4
Use of Proceeds.....................       4
Ratio of Earnings to Fixed
  Charges...........................       5
Description of Debt Securities......       5
Description of Capital Stock........      15
Description of Warrants.............      21
Description of Stock Purchase
  Contracts and Stock Purchase
  Units.............................      23
Plan of Distribution................      23
Legal Opinions......................      24
Experts.............................      24
Independent Appraisal...............      25

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT, THE PROSPECTUS AND ANY PRICING SUPPLEMENT. WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT OR ADDITIONAL INFORMATION. WE ARE OFFERING TO SELL THESE SECURITIES AND SEEKING OFFERS TO BUY THESE SECURITIES ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED.

                                    SUMMARY

     The following summary describes the notes we are offering under this program in general terms only. You should read the summary together with the more detailed information contained in this prospectus supplement, in the accompanying prospectus and in the applicable pricing supplement. We, TRW Inc., may offer from time to time up to U.S. $2,500,000,000, or the equivalent of this amount in other currencies, of the medium-term notes described in this prospectus supplement.

     We refer to the notes offered under this prospectus supplement as our medium-term notes. We refer to the offering of the medium-term notes as our "medium term note program."

GENERAL TERMS OF THE NOTES   - The notes will mature nine months or more from
                               the date of issuance.

                             - Fixed rate notes will pay interest, if any, on
                               March 15 and September 15, unless the applicable pricing supplement specifies otherwise.

                             - Floating rate notes will pay interest, if any, on
                               the dates specified in the applicable pricing supplement.

                             - The notes will bear interest at either a fixed
                               rate, which may be zero, or a floating rate.

                             - The notes will be issued in U.S. dollars unless
                               we specify otherwise in the applicable pricing supplement.

                             - The notes may be either callable by us or
                               puttable by you.

                             - Payments of principal and/or interest on the
                               notes may be linked to currency prices, commodity prices, single securities, baskets of securities or indices.

                             - We may issue amortizing notes that pay a level
                               amount in respect of both interest and principal amortized over the life of the note.

                             - The notes will be held in global form by The
                               Depository Trust Company unless we specify otherwise in the applicable pricing supplement.

                             - The notes will not be listed on any securities
                               exchange unless we specify otherwise in the applicable pricing supplement.

FORMS OF SECURITIES          The securities that we offer under our medium term
                             note program will be issued in fully registered form and will be represented either by a global security registered in the name of a nominee of The
                             Depository Trust Company, as depositary, or by certificates issued in definitive form, as set forth in the applicable pricing supplement. We will not issue certificated securities in exchange for book-entry securities except under the circumstances described in "Description of
                             Notes -- Forms of Notes -- Book Entry Notes" in this prospectus supplement. For information on The
                             Depository Trust Company's book-entry system, see
                             "Description of Notes -- Forms of Notes -- Book
                             Entry Notes" and "The Depositary" in this prospectus supplement.

HOW TO REACH US              You may contact us at our principal executive
                             offices at 1900 Richmond Road, Cleveland, Ohio
                             44124 (telephone number: 216.291.7654).

                             FOREIGN CURRENCY RISKS

     YOU SHOULD CONSULT YOUR FINANCIAL AND LEGAL ADVISORS AS TO ANY SPECIFIC RISKS ENTAILED BY AN INVESTMENT IN NOTES THAT ARE DENOMINATED OR PAYABLE IN, OR THE PAYMENT OF WHICH IS LINKED TO THE VALUE OF, FOREIGN CURRENCY. THOSE NOTES ARE NOT APPROPRIATE INVESTMENTS FOR INVESTORS WHO ARE NOT SOPHISTICATED IN FOREIGN CURRENCY TRANSACTIONS.

     The information set forth in this prospectus supplement is directed to prospective purchasers who are United States residents. We disclaim any responsibility to advise prospective purchasers who are residents of countries other than the United States of any matters arising under foreign law that may affect the purchase of or holding of, or receipt of payments on, the notes. These persons should consult their own legal and financial advisors concerning these matters.

EXCHANGE RATES AND EXCHANGE CONTROLS MAY AFFECT THE SECURITIES' VALUE OR RETURN

     Securities Involving Foreign Currencies Are Subject to General Exchange Rate and Exchange Control Risks. An investment in a note that is denominated or payable in, or the payment of which is linked to the value of, a currency other than U.S. dollars entails significant risks. These risks include the possibility of significant changes in rates of exchange between the U.S. dollar and the relevant foreign currency and the possibility of the imposition or modification of exchange controls by either the U.S. or foreign governments. These risks generally depend on economic and political events over which we have no control.

     Exchange Rates Will Affect Your Investment. In recent years, rates of exchange between U.S. dollars and some foreign currencies have been highly volatile and this volatility may continue in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations that may occur during the term of any note. Depreciation against the U.S. dollar of the currency in which a note is payable would result in a decrease in the effective yield of the note below its coupon rate and could result in an overall loss to you on a U.S. dollar basis. In addition, depending on the specific terms of a currency-linked note, changes in exchange rates relating to any of the relevant currencies could result in a decrease in its effective yield and in your loss of all or a substantial portion of the value of that note.

     We Have No Control Over Exchange Rates. Foreign exchange rates can either float or be fixed by sovereign governments. Exchange rates of most economically developed nations are permitted to fluctuate in value relative to the U.S. dollar and to each other. However, from time to time governments may use a variety of techniques, such as intervention by a country's central bank or the imposition of regulatory controls or taxes, to influence the exchange rates of their currencies. Governments may also issue a new currency to replace an existing currency or alter the exchange rate or relative exchange characteristics by a devaluation or revaluation of a currency. These governmental actions could change or interfere with currency valuations and currency fluctuations that would otherwise occur in response to economic forces, as well as in response to the movement of currencies across borders.

     As a consequence, these government actions could adversely affect the U.S. dollar-equivalent yields or payouts for (a) notes denominated or payable in currencies other than U.S. dollars and (b) currency-linked notes.

     We will not make any adjustment or change in the terms of the notes in the event that exchange rates should become fixed, or in the event of any devaluation or revaluation or imposition of exchange or other regulatory controls or taxes, or in the event of other developments affecting the U.S. dollar or any applicable foreign currency. You will bear those risks.

     Some Foreign Currencies May Become Unavailable. Governments have imposed from time to time, and may in the future impose, exchange controls that could also affect the availability of a specified foreign currency. Even if there are no actual exchange controls, it is possible that the applicable currency for any note not denominated in U.S. dollars would not be available when payments on that note are due.

     Alternative Payment Method Used if Payment Currency Becomes Unavailable. If a payment currency is unavailable, we would make required payments in U.S. dollars on the basis of the market exchange rate.

However, if the applicable currency for any note is not available because the euro has been substituted for that currency, we would make the payments in euros. The mechanisms for making payments in these alternative currencies are explained in "Description of Notes--Interest and Principal Payments" below.

     We Will Provide Currency Exchange Information in Pricing Supplements. The applicable pricing supplement will include information regarding current applicable exchange controls, if any, and historic exchange rate information for any note denominated or payable in a foreign currency or requiring payments that are related to the value of a foreign currency. That information will be furnished only for information purposes. You should not assume that any historic information concerning currency exchange rates will be representative of the range of or trends in fluctuations in currency exchange rates that may occur in the future.

CURRENCY CONVERSIONS MAY AFFECT PAYMENTS ON SOME SECURITIES

     The applicable pricing supplement may provide for (1) payments on a non-U.S. dollar denominated note to be made in U.S. dollars or (2) payments on a U.S. dollar denominated note to be made in a currency other than U.S. dollars. In these cases, The Chase Manhattan Bank, in its capacity as exchange rate agent, or a different exchange rate agent identified in the pricing supplement, will convert the currencies. You will bear the costs of conversion through deductions from those payments.

EXCHANGE RATES MAY AFFECT THE VALUE OF A NEW YORK JUDGMENT INVOLVING NON-U.S. DOLLAR SECURITIES

     The notes will be governed by and construed in accordance with the laws of the State of New York. Unlike many courts in the United States outside the State of New York, the courts in the State of New York customarily enter judgments or decrees for money damages in the foreign currency in which notes are denominated. These amounts would then be converted into U.S. dollars at the rate of exchange in effect on the date the judgment or decree is entered. You would bear the foreign currency risk during litigation.

     ADDITIONAL RISKS SPECIFIC TO PARTICULAR SECURITIES ISSUED UNDER OUR MEDIUM TERM NOTE PROGRAM WILL BE DETAILED IN THE APPLICABLE PRICING SUPPLEMENTS.

                              DESCRIPTION OF NOTES

     Investors should carefully read the general terms and provisions of our debt securities in "Description of Debt Securities" in the prospectus. This section supplements that description. THE PRICING SUPPLEMENT WILL ADD SPECIFIC TERMS FOR EACH ISSUANCE OF NOTES AND MAY MODIFY OR REPLACE ANY OF THE INFORMATION IN THIS SECTION AND IN "DESCRIPTION OF DEBT SECURITIES" IN THE PROSPECTUS.

GENERAL TERMS OF NOTES

     We may issue notes under the indenture described in the prospectus. The medium-term notes issued under the indenture will constitute a single series under the indenture, together with any medium-term notes we issue in the future under the indenture that we designate as being part of that series.

     Ranking. Notes issued under the indenture will rank on a parity with all other senior indebtedness of TRW and with all other unsecured and unsubordinated indebtedness of TRW subject to statutory exceptions in the event of liquidation upon insolvency.

     Terms Specified in Pricing Supplements. A pricing supplement will specify the following terms of any issuance of our medium-term notes to the extent applicable:

     - the specific designation of the notes;

     - the issue price;

     - the aggregate principal amount;

     - the denominations or minimum denominations;

     - the original issue date;

     - the stated maturity date and any terms related to any extension of the maturity date;

     - whether the notes are fixed rate notes, floating rate notes, notes with original issue discount and/or amortizing notes;

     - for fixed rate notes, the rate per year at which the notes will bear interest, if any, or the method of calculating that rate and the dates on which interest will be payable;

     - for floating rate notes, the base rate, the index maturity, the spread, the spread multiplier, the initial interest rate, the interest reset periods, the interest payment dates, the maximum interest rate, the minimum interest rate and any other terms relating to the particular method of calculating the interest rate for the note;

     - if the note is an amortizing note, the amortization schedule;

     - whether the notes may be redeemed, in whole or in part, at our option or repaid at your option, prior to the stated maturity date, and the terms of any redemption or repayment;

     - whether the notes are currency-linked notes and/or notes linked to commodity prices, single securities, baskets of securities or indices;

     - if any note is not denominated and payable in U.S. dollars, the currency or currencies in which the principal, premium, if any, and interest, if any, will be paid, which we refer to as the "specified currency," along with any other terms relating to the non-U.S. dollar denomination, including exchange rates as against the U.S. dollar at selected times during the last five years and any exchange controls affecting that specified currency;

     - whether the notes will be listed on any stock exchange;

     - whether the notes will be issued in book-entry or certificated form; and

     - any other terms on which we will issue the notes.

     Some Definitions. We have defined some of the terms that we use frequently in this prospectus supplement below:

     A "business day" means any day, other than a Saturday or Sunday, (a) that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close (x) in The City of New York or (y) for notes denominated in a specified currency other than U.S. dollars, Australian dollars or euro, in the principal financial center of the country of the specified currency or (z) for notes denominated in Australian dollars, in Sydney, (b) for notes denominated in euro, that is also a day on which the Trans-European Automated Real-time Gross Settlement Express Transfer System, which is commonly referred to as "TARGET," is operating, and (c) for LIBOR notes, a London banking day.

     "DTC" means The Depository Trust Company, New York, New York.

     "Euro LIBOR notes" means LIBOR notes for which the index currency is euros.

     An "interest payment date" for any note means a date on which, under the terms of that note, regularly scheduled interest is payable.

     "London banking day" means any day on which dealings in deposits in the relevant index currency are transacted in the London interbank market.

     The "record date" for any interest payment date is the date 15 calendar days prior to that interest payment date, whether or not that date is a business day.

     "TARGET Settlement Day" means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer System is open.

     References in this prospectus supplement to "U.S. dollars" or "U.S.$" or "$" are to the currency of the United States of America.

FORMS OF NOTES

     Book-Entry Notes. For notes in book-entry form, TRW will issue one or more global certificates representing the entire issue of notes. Except as set forth below, you may not exchange book-entry notes or interests in book-entry notes for certificated notes.

     Each global note certificate representing book-entry notes will be deposited with, or on behalf of, DTC and registered in the name of a nominee of DTC. These certificates name DTC or its nominee as the owner of the notes. DTC or its nominee will thus be the only registered holder of these debt securities and will be considered the sole owner of the securities for purposes of the indenture described in the prospectus. DTC maintains a computerized system that will reflect the interests held by its participants in the global notes. An investor's beneficial interest will be reflected in the records of DTC's direct or indirect participants through an account maintained by the investor with its broker/dealer, bank, trust company or other representative. A further description of DTC's procedures for global notes representing book-entry notes is set forth below.

     Purchasers may only hold interests in the global notes through DTC if they are a participant in the DTC system. Purchasers may also hold interests through a securities intermediary -- banks, brokerage houses and other institutions that maintain securities accounts for customers -- that has an account with DTC or its nominee. DTC will maintain accounts showing the securities holdings of its participants, and these participants will in turn maintain accounts showing the securities holdings of their customers. Some of these customers may themselves be securities intermediaries holding debt securities for their customers. Thus, each beneficial owner of a book-entry note will hold that security indirectly through a hierarchy of intermediaries, with DTC at the "top" and the beneficial owner's own securities intermediary at the "bottom."

     The securities of each beneficial owner of a book-entry note will be evidenced solely by entries on the books of the beneficial owner's securities intermediary. The book-entry system for holding securities eliminates the need for physical movement of certificates. However, the laws of some countries and some states in the United States may require some purchasers of any securities to take physical delivery of their securities in definitive form. These laws may impair the ability to own, transfer or pledge book-entry securities.

     A beneficial owner of notes represented by a book-entry note may exchange the securities for certificated notes only if:

     (1) DTC notifies TRW that it (or its nominee) is unwilling or unable to continue to act as a depositary registered under the Securities Exchange Act of 1934, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by TRW within 90 days; or

     (2) TRW determines that the book-entry notes for any series of notes (in whole or in part) should be exchanged for certificated notes.

In addition to the foregoing, during the continuance of an event of default, holders of book-entry interests will be entitled to request and receive certificated notes. Such certificated notes will be issued to and registered as directed by that person only upon the request in writing made through a DTC participant.

     In this prospectus supplement, for book-entry notes, references to actions taken by security holders will mean actions taken by DTC upon instructions from its participants, and references to payments and notices of redemption to security holders will mean payments and notices of redemption to DTC as the registered holder of the securities for distribution to participants in accordance with DTC's procedures.

     Certificated Notes. If we issue notes in certificated form, the certificate will name the investor or the investor's nominee as the owner of the note. The person named in the note register will be considered the owner of the note for all purposes under the indenture. For example, if we need to ask the holders of the notes to vote on a proposed amendment to the notes, the person named in the note register will be asked to cast any vote regarding that note. If you have chosen to have some other entity hold the certificates for you, that entity will be considered the owner of your note in our records and will be entitled to cast the vote regarding your note. You may not exchange certificated notes for book-entry notes or interests in book-entry notes.

     Denominations. TRW will issue the notes:

     - for U.S. dollar-denominated notes, in denominations of $1,000 or any amount greater than $1,000 that is an integral multiple of $1,000; or

     - for notes denominated in a specified currency other than U.S. dollars, in denominations of the equivalent of $1,000, rounded to an integral multiple of 1,000 units of the specified currency, or any larger integral multiple of 1,000 units of the specified currency, as determined by reference to the market exchange rate, as defined under "-- Interest and Principal Payments -- Unavailability of Foreign Currency" below, on the business day immediately preceding the date of issuance.

INTEREST AND PRINCIPAL PAYMENTS

     Payments, Exchanges and Transfers. Holders may present notes for payment of principal, premium, if any, and interest, if any, register the transfer of the notes and exchange the notes at the agency in the Borough of Manhattan, The City of New York, maintained by TRW for that purpose. However, holders of global notes may transfer and exchange global notes only in the manner and to the extent set forth above under "Forms of Notes -- Book-Entry Notes" in this prospectus supplement. On the date of this prospectus supplement, the agent for the payment, transfer and exchange of the notes is The Chase Manhattan Bank, acting through its corporate trust office at 450 West 33rd Street, New York, New York 10001. We refer to The Chase Manhattan Bank, acting in this capacity, as the paying agent.

     We will not be required to:

     - register the transfer of or exchange any note if the holder has exercised the holder's right, if any, to require us to repurchase the note, in whole or in part, except the portion of the note not required to be repurchased,

     - register the transfer of or exchange notes to be redeemed for a period of fifteen calendar days preceding the mailing of the relevant notice of redemption, or

     - register the transfer of or exchange any registered note selected for redemption in whole or in part, except the unredeemed or unpaid portion of that registered note being redeemed in part.

     No service charge will be made for any registration or transfer or exchange of notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with the registration of transfer or exchange of notes.

     Although we anticipate making payments of principal, premium, if any, and interest, if any, on most notes in U.S. dollars, some notes may be payable in foreign currencies as specified in the applicable pricing supplement. Currently, few facilities exist in the United States to convert U.S. dollars into foreign currencies and vice versa. In addition, most U.S. banks do not offer non-U.S. dollar denominated checking or savings account facilities. Accordingly, unless alternative arrangements are made, we will pay principal, premium, if any, and interest, if any, on notes that are payable in a foreign currency to an account at a bank outside the United States, which, in the case of a note payable in euro, will be made by credit or transfer to a euro account specified by the payee in a country for which the euro is the lawful currency.

     Recipients of Payments. The paying agent will pay interest to the person in whose name the note is registered at the close of business on the applicable record date. However, upon maturity, redemption or repayment, the paying agent will pay any interest due to the person to whom it pays the principal of the note. The paying agent will make the payment of interest on the date of maturity, redemption or repayment, whether or not that date is an interest payment date. The paying agent will make the initial interest payment on a note on the first interest payment date falling after the date of issuance, unless the date of issuance is less than 15 calendar days before an interest payment date. In that case, the paying agent will pay interest or, in the case of an amortizing note, principal and interest, on the next succeeding interest payment date to the holder of record on the record date corresponding to the succeeding interest payment date.

     Book-Entry Notes. The paying agent will make payments of principal, premium, if any, and interest, if any, to the account of DTC, as holder of book-entry notes, by wire transfer of immediately available funds. We expect that DTC, upon receipt of any payment, will immediately credit its participants' accounts in amounts proportionate to their respective beneficial interests in the book-entry notes as shown on DTC's records. We also expect that payments by DTC participants to owners of beneficial interests in the book-entry notes will be governed by standing customer instructions and customary practices and will be the responsibility of those participants.

     Certificated Notes. Except as indicated below for payments of interest at maturity, redemption or repayment, the paying agent will make U.S. dollar payments of interest either:

     - by check mailed to the address of the person entitled to payment as shown on the note register; or

     - for a holder of at least $10,000,000 in aggregate principal amount of certificated notes having the same interest payment date, by wire transfer of immediately available funds, if the holder has given written notice to the paying agent not later than 15 calendar days prior to the applicable interest payment date.

U.S. dollar payments of principal, premium, if any, and interest, if any, upon maturity, redemption or repayment on a note will be made in immediately available funds against presentation and surrender of the note.

     Payment Procedures for Book-Entry Notes Denominated in a Foreign
Currency. Book-entry notes payable in a specified currency other than U.S. dollars will provide that a beneficial owner of interests in those notes may elect to receive all or a portion of the payments of principal, premium, if any, or interest, if any, in U.S. dollars. In those cases, DTC will elect to receive all payments with respect to the beneficial owner's interest in the notes in U.S. Dollars, unless the beneficial owner takes the following steps:

     - The beneficial owner must give complete instructions to the direct or indirect participant through which it holds the book-entry notes of its election to receive those payments in the specified currency other than U.S. dollars by wire transfer to an account specified by the beneficial owner with a bank located outside the United States. In the case of a note payable in euro, the account must be a euro account in a country for which the euro is the lawful currency.

     - The participant must notify DTC of the beneficial owner's election on or prior to the third business day after the applicable record date, for payments of interest, and on or prior to the twelfth business day prior to the maturity date or any redemption or repayment date, for payment of principal or premium.

     - DTC will notify the paying agent of the beneficial owner's election on or prior to the fifth business day after the applicable record date, for payments of interest, and on or prior to the tenth business day prior to the maturity date or any redemption or repayment date, for payment of principal or premium.

     Beneficial owners should consult their participants in order to ascertain the deadline for giving instructions to participants in order to ensure that timely notice will be delivered to DTC.

     Payment Procedures for Certificated Notes Denominated in a Foreign Currency. For certificated notes payable in a specified currency other than U.S. dollars, the notes may provide that the holder may elect to receive all or a portion of the payments on those notes in U.S. dollars. To do so, the holder must send a written request to the paying agent:

     - for payments of interest, on or prior to the applicable record date; or

     - for payments of principal, at least fifteen calendar days prior to the maturity date or any redemption or repayment date.

To revoke this election for all or a portion of the payments on the certificated notes, the holder must send written notice to the paying agent:

     - prior to the applicable record date, for payment of interest; or

     - at least fifteen calendar days prior to the maturity date or any redemption or repayment date, for payments of principal.

If the holder does not elect to be paid in U.S. dollars, the paying agent will pay the principal, premium, if any, or interest, if any, on the certificated notes:

     - by wire transfer of immediately available funds in the specified currency to the holder's account at a bank located outside the United States, and in the case of a note payable in euro, in a country for which the euro is the lawful currency, if the paying agent has received the holder's written wire transfer instructions not less than 15 calendar days prior to the applicable payment date; or

     - by check payable in the specified currency mailed to the address of the person entitled to payment that is specified in the note register, if the holder has not provided wire instructions.

However, the paying agent will only pay the principal of the certificated notes, any premium and interest, if any, due at maturity, or on any redemption or repayment date, upon surrender of the certificated notes at the office or agency of the paying agent.

     Determination of Exchange Rate for Payments in U.S. Dollars for Notes Denominated in a Foreign Currency. The exchange rate agent will convert the specified currency into U.S. dollars for holders who elect to receive payments in U.S. dollars and for beneficial owners of book-entry notes that do not follow the procedures we have described immediately above. The conversion will be based on the highest bid quotation in The City of New York received by the exchange rate agent at approximately 11:00 a.m., New York City time, on the second business day preceding the applicable payment date from three recognized foreign exchange dealers for the purchase by the quoting dealer:

     - of the specified currency for U.S. dollars for settlement on the payment date;

     - in the aggregate amount of the specified currency payable to those holders or beneficial owners of notes; and

     - at which the applicable dealer commits to execute a contract.

One of the dealers providing quotations may be the exchange rate agent unless the exchange rate agent is our affiliate. If those bid quotations are not available, payments will be made in the specified currency. The holders or beneficial owners of notes will pay all currency exchange costs by deductions from the amounts payable on the notes.

     Unavailability of Foreign Currency. The relevant specified currency may not be available to us for making payments of principal of, premium, if any, or interest, if any, on any note. This could occur due to the imposition of exchange controls or other circumstances beyond our control or if the specified currency is no longer used by the government of the country issuing that currency or by public institutions within the international banking community for the settlement of transactions. If the specified currency is unavailable, we may satisfy our obligations to holders of the notes by making those payments on the date of payment in U.S. dollars on the basis of the noon dollar buying rate in The City of New York for cable transfers of the currency or currencies in which a payment on any note was to be made, published by the Federal Reserve Bank of New York, which we refer to as the "market exchange rate." If that rate of exchange is not then available or is not published for a particular payment currency, the market exchange rate will be based on the highest bid quotation in The City of New York received by the exchange rate agent at approximately 11:00 a.m., New York City time, on the second business day preceding the applicable payment date from three recognized foreign exchange dealers for the purchase by the quoting dealer:

     - of the specified currency for U.S. dollars for settlement on the payment date;

     - in the aggregate amount of the specified currency payable to those holders or beneficial owners of notes; and

     - at which the applicable dealer commits to execute a contract.

One of the dealers providing quotations may be the exchange rate agent unless the exchange rate agent is our affiliate. If those bid quotations are not available, the exchange rate agent will determine the market exchange rate at its sole discretion.

     These provisions do not apply if a specified currency is unavailable because it has been replaced by the euro. If the euro has been substituted for a specified currency, TRW may at its option, or will, if required by applicable law, without the consent of the holders of the affected notes, pay the principal of, premium, if any, or interest, if any, on any note denominated in the specified currency in euro instead of the specified currency, in conformity with legally applicable measures taken pursuant to, or by virtue of, the treaty establishing the European Community, as amended by the treaty on European Union. Any payment made in U.S. dollars or in euro as described above where the required payment is in an unavailable specified currency will not constitute an event of default.

     Discount Notes. Some notes may be considered to be issued with original issue discount, which must be included in income for United States federal income tax purposes at a constant yield. See "United States Federal
Taxation -- Notes -- Discount Notes" below. If the principal of any note that is considered to be issued with original issue discount is declared to be due and payable immediately as described under "Description of Debt Securities -- Events of Default" in the prospectus, the amount of principal due and payable on that note will be limited to:

     - the aggregate principal amount of the note multiplied by the sum of

     - its issue price, expressed as a percentage of the aggregate principal amount, plus

     - the original issue discount amortized from the date of issue to the date of declaration, expressed as a percentage of the aggregate principal amount.

The amortization will be calculated using the "interest method," computed in accordance with generally accepted accounting principles in effect on the date of declaration. See the applicable pricing supplement for any special considerations applicable to these notes.

FIXED RATE NOTES

     Each fixed rate note will bear interest from the date of issuance at the annual rate stated on its face until the principal is paid or made available for payment.

     How Interest Is Calculated. Interest on fixed rate notes will be computed on the basis of a 360-day year of twelve 30-day months.

     How Interest Accrues. Interest on fixed rate notes will accrue from and including the most recent interest payment date to which interest has been paid or duly provided for, or, if no interest has been paid or duly provided for, from and including the issue date or any other date specified in a pricing supplement on which interest begins to accrue. Interest will accrue to but excluding the next interest payment date, or, if earlier, the date on which the principal has been paid or duly made available for payment, except as described below under "If a Payment Date is Not a Business Day."

     When Interest Is Paid. Payments of interest on fixed rate notes will be made on the interest payment dates specified in the applicable pricing supplement. However, if the first interest payment date is less than 15 days after the date of issuance, interest will not be paid on the first interest payment date, but will be paid on the second interest payment date.

     Amount of Interest Payable. Interest payments for fixed rate notes will include accrued interest from and including the date of issue or from and including the last date in respect of which interest has been paid, as the case may be, to but excluding the relevant interest payment date or date of maturity or earlier redemption or repayment, as the case may be.

     If a Payment Date is Not a Business Day. If any scheduled interest payment date is not a business day, TRW will pay interest on the next business day, but interest on that payment will not accrue during the period from and after the scheduled interest payment date. If the scheduled maturity date or date of redemption or repayment is not a business day, TRW may pay interest and principal and premium, if any, on the next succeeding business day, but interest on that payment will not accrue during the period from and after the scheduled maturity date or date of redemption or repayment.

     Amortizing Notes. A fixed rate note may pay a level amount in respect of both interest and principal amortized over the life of the note. Payments of principal and interest on amortizing notes will be made on the interest payment dates specified in the applicable pricing supplement, and at maturity or upon any earlier redemption or repayment. Payments on amortizing notes will be applied first to interest due and payable and then to the reduction of the unpaid principal amount. We will provide to the original purchaser, and will furnish to subsequent holders upon request to us, a table setting forth repayment information for each amortizing note.

FLOATING RATE NOTES

     Each floating rate note will mature on the date specified in the applicable pricing supplement.

     Each floating rate note will bear interest at a floating rate determined by reference to an interest rate or interest rate formula, which we refer to as the "base rate." The base rate may be one or more of the following:

     - the CD rate,

     - the commercial paper rate,

     - EURIBOR,

     - the federal funds rate,

     - LIBOR,

     - the prime rate,

     - the Treasury rate,

     - the CMT rate, or

     - any other rate or interest rate formula specified in the applicable pricing supplement and in the floating rate note.

     Formula for Interest Rates. The interest rate on each floating rate note will be calculated by reference to:

     - the specified base rate based on the index maturity,

     - plus or minus the spread, if any, and/or

     - multiplied by the spread multiplier, if any.

     For any floating rate note, "index maturity" means the period of maturity of the instrument or obligation from which the base rate is calculated and will be specified in the applicable pricing supplement. The "spread" is the number of basis points (one one-hundredth of a percentage point) specified in the applicable pricing supplement to be added to or subtracted from the base rate for a floating rate note. The "spread multiplier" is the percentage specified in the applicable pricing supplement to be applied to the base rate for a floating rate note.

     Limitations on Interest Rate. A floating rate note may also have either or both of the following limitations on the interest rate:

     - a maximum limitation, or ceiling, on the rate of interest which may accrue during any interest period, which we refer to as the "maximum interest rate;"

     - a minimum limitation, or floor, on the rate of interest that may accrue during any interest period, which we refer to as the "minimum interest rate."

Any applicable maximum interest rate or minimum interest rate will be set forth in the pricing supplement.

     In addition, the interest rate on a floating rate note may not be higher than the maximum rate permitted by New York law, as that rate may be modified by United States law of general application. Under current New York law, the maximum rate of interest, subject to some exceptions, for any loan in an amount less than $250,000 is 16% and for any loan in the amount of $250,000 or more but less than $2,500,000 is 25% per annum on a simple interest basis. These limits do not apply to loans of $2,500,000 or more.

     How Floating Interest Rates Are Reset. The interest rate in effect from the date of issue to the first interest reset date for a floating rate note will be the initial interest rate specified in the applicable pricing supplement. We refer to this rate as the "initial interest rate." The interest rate on each floating rate note may be reset daily, weekly, monthly, quarterly, semiannually or annually. This period is the "interest reset period" and the first day of each interest reset period is the "interest reset date." The "interest determination date" for any interest reset date is the day the calculation agent will refer to when determining the new interest rate at which a floating rate will reset, and is applicable as follows:

     - for CD rate notes, commercial paper rate notes, federal funds rate notes, prime rate notes and CMT rate notes, the interest determination date will be the second business day prior to the interest reset date;

     - for EURIBOR notes or Euro LIBOR notes, the interest determination date will be the second TARGET Settlement Day, as defined under "-- General Terms of Notes -- Some Definitions," prior to the interest reset date;

     - for LIBOR notes (other than Euro LIBOR notes), the interest determination date will be the second London banking day prior to the interest reset date, except that the interest determination date pertaining to an interest reset date for a LIBOR note for which the index currency is pounds sterling will be the interest reset date; and

     - for Treasury rate notes, the interest determination date will be the day of the week in which the interest reset date falls on which Treasury bills would normally be auctioned.

Treasury bills are normally sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, but the auction may be held on the preceding Friday. If, as the result of a legal holiday, the auction is held on the preceding Friday, that Friday will be the interest determination date pertaining to the interest reset date occurring in the next succeeding week. If an auction falls on a day that is an interest reset date, that interest reset date will be the next following business day.

     The interest reset dates will be specified in the applicable pricing supplement. If an interest reset date for any floating rate note falls on a day that is not a business day, it will be postponed to the following business day, except that, in the case of a EURIBOR note or a LIBOR note, if that business day is in the next calendar month, the interest reset date will be the immediately preceding business day.

     The interest rate in effect for the ten calendar days immediately prior to maturity, redemption or repayment will be the one in effect on the tenth calendar day preceding the maturity, redemption or repayment date.

     In the detailed descriptions of the various base rates which follow, the "calculation date" pertaining to an interest determination date means the earlier of (1) the tenth calendar day after that interest determination date, or, if that day is not a business day, the next succeeding business day, and (2) the business day preceding the applicable interest payment date or maturity date or, for any principal amount to be redeemed or repaid, any redemption or repayment date.

     How Interest Is Calculated. Interest on floating rate notes will accrue from and including the most recent interest payment date to which interest has been paid or duly provided for, or, if no interest has been paid or duly provided for, from and including the issue date or any other date specified in a pricing supplement on which interest begins to accrue. Interest will accrue to but excluding the next interest payment date or, if earlier, the date on which the principal has been paid or duly made available for payment, except as described below under "If a Payment Date is Not a Business Day."

     The applicable pricing supplement will specify a calculation agent for any issue of floating rate notes. Upon the request of the holder of any floating rate note, the calculation agent will provide the interest rate then in effect and, if determined, the interest rate that will become effective on the next interest reset date for that floating rate note.

     For a floating rate note, accrued interest will be calculated by multiplying the principal amount of the floating rate note by an accrued interest factor. This accrued interest factor will be computed by adding the interest factors calculated for each day in the period for which interest is being paid. The interest factor for each day is computed by dividing the interest rate applicable to that day:

     - by 360, in the case of CD rate notes, commercial paper rate notes, EURIBOR notes, federal funds rate notes, LIBOR notes, except for LIBOR notes denominated in pounds sterling, and prime rate notes;

     - by 365, in the case of LIBOR notes denominated in pounds sterling; or

     - by the actual number of days in the year, in the case of Treasury rate notes and CMT rate notes.

For these calculations, the interest rate in effect on any interest reset date will be the applicable rate as reset on that date. The interest rate applicable to any other day is the interest rate from the immediately preceding interest reset date or, if none, the initial interest rate.

     All percentages used in or resulting from any calculation of the rate of interest on a floating rate note will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point (.0000001), with five one-millionths of a percentage point rounded upward, and all U.S. dollar amounts used in or resulting from these calculations on floating rate notes will be rounded to the nearest cent, with one-half cent rounded upward.

     When Interest Is Paid. TRW will pay interest on floating rate notes on the interest payment dates specified in the applicable pricing supplement. However, if the first interest payment date is less than 15 days after the date of issuance, interest will not be paid on the first interest payment date, but will be paid on the second interest payment date.

     If a Payment Date is Not a Business Day. If any scheduled interest payment date, other than the maturity date or any earlier redemption or repayment date, for any floating rate note falls on a day that is not a business day, it will be postponed to the following business day, except that, in the case of a EURIBOR note or a LIBOR note, if that business day would fall in the next calendar month, the interest payment date will be the immediately preceding business day. If the scheduled maturity date or any earlier redemption or repayment date of a floating rate note falls on a day that is not a business day, the payment of principal, premium, if any, and interest, if any, will be made on the next succeeding business day, but interest on that payment will not accrue during the period from and after the maturity, redemption or repayment date.

BASE RATES

     CD Rate Notes. CD rate notes will bear interest at the interest rates specified in the CD rate notes and in the applicable pricing supplement. Those interest rates will be based on the CD rate and any spread and/or spread multiplier and will be subject to the minimum interest rate and the maximum interest rate, if any.

     "CD rate" means, for any interest determination date, the rate on that date for negotiable certificates of deposit having the index maturity specified in the applicable pricing supplement as published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15(519), Selected Interest Rates," or any successor publication of the Board of Governors of the Federal Reserve System ("H.15(519)") under the heading "CDs (Secondary Market)."

     The following procedures will be followed if the CD rate cannot be determined as described above:

     - If the above rate is not published in H.15(519) by 9:00 a.m., New York City time, on the calculation date, the CD rate will be the rate on that interest determination date set forth in the daily update of H.15(519), available through the world wide website of the Board of Governors of the Federal Reserve System at http://www.bog.frb.fed.us/releases/h15/update, or any successor site or publication, which is commonly referred to as the "H.15 Daily Update," for the interest determination date for certificates of deposit having the index maturity specified in the applicable pricing supplement, under the caption "CDs (Secondary Market)."

     - If the above rate is not yet published in either H.15(519) or the H.15 Daily Update by 3:00 p.m., New York City time, on the calculation date, the calculation agent will determine the CD rate to be the arithmetic mean of the secondary market offered rates as of 10:00 a.m., New York City time, on that interest determination date of three leading nonbank dealers in negotiable U.S. dollar certificates of deposit in The City of New York selected by the calculation agent, after consultation with us, for negotiable certificates of deposit of major United States money center banks of the highest credit standing in the market for negotiable certificates of deposit with a remaining maturity closest to the index maturity specified in the applicable pricing supplement in an amount that is representative for a single transaction in that market at that time.

     - If the dealers selected by the calculation agent are not quoting as set forth above, the CD rate will remain the CD rate for the immediately preceding interest reset period, or, if there was no interest reset period, the rate of interest payable will be the initial interest rate.

     Commercial Paper Rate Notes. Commercial paper rate notes will bear interest at the interest rates specified in the commercial paper rate notes and in the applicable pricing supplement. Those interest rates will be based on the commercial paper rate and any spread and/or spread multiplier and will be subject to the minimum interest rate and the maximum interest rate, if any.

     The "commercial paper rate" means, for any interest determination date, the money market yield, calculated as described below, of the rate on that date for commercial paper having the index maturity specified in the applicable pricing supplement, as that rate is published in H.15(519), under the heading "Commercial Paper -- Nonfinancial."

     The following procedures will be followed if the commercial paper rate cannot be determined as described above:

     - If the above rate is not published by 9:00 a.m., New York City time, on the calculation date, then the commercial paper rate will be the money market yield of the rate on that interest determination date for commercial paper of the index maturity specified in the applicable pricing supplement as published in the H.15 Daily Update under the heading "Commercial Paper -- Nonfinancial."

     - If by 3:00 p.m., New York City time, on that calculation date the rate is not yet published in either H.15(519) or the H.15 Daily Update, then the calculation agent will determine the commercial paper rate to be the money market yield of the arithmetic mean of the offered rates as of 11:00 a.m., New York City time, on that interest determination date of three leading dealers of commercial paper in The City of New York selected by the calculation agent, after consultation with us, for commercial paper of the index maturity specified in the applicable pricing supplement, placed for an industrial issuer whose bond rating is "AA," or the equivalent, from a nationally recognized statistical rating agency.

     - If the dealers selected by the calculation agent are not quoting as mentioned above, the commercial paper rate for that interest determination date will remain the commercial paper rate for the immediately preceding interest reset period, or, if there was no interest reset period, the rate of interest payable will be the initial interest rate.

     The "money market yield" will be a yield calculated in accordance with the following formula:

                                                        D x 360
                               money market yield =  -------------  x 100
                                                     360 - (D x M)

where "D" refers to the applicable per year rate for commercial paper quoted on a bank discount basis and expressed as a decimal and "M" refers to the actual number of days in the interest period for which interest is being calculated.

     EURIBOR Notes. EURIBOR notes will bear interest at the interest rates specified in the EURIBOR notes and in the applicable pricing supplement. That interest rate will be based on EURIBOR and any spread and/or spread multiplier and will be subject to the minimum interest rate and the maximum interest rate, if any.

     "EURIBOR" means, for any interest determination date, the rate for deposits in euros as sponsored, calculated and published jointly by the European Banking Federation and ACI -- The Financial Market Association, or any company established by the joint sponsors for purposes of compiling and publishing those rates, for the index maturity specified in the applicable pricing supplement as that rate appears on the display on Bridge Telerate, Inc., or any successor service, on page 248 or any other page as may replace page 248 on that service, which is commonly referred to as "Telerate Page 248," as of 11:00 a.m. (Brussels time).

     The following procedures will be followed if the rate cannot be determined as described above:

     - If the above rate does not appear, the calculation agent will request the principal Euro-zone office of each of four major banks in the Euro-zone interbank market, as selected by the calculation agent, after consultation with us, to provide the calculation agent with its offered rate for deposits in euros, at approximately 11:00 a.m. (Brussels time) on the interest determination date, to prime banks in the Euro-zone interbank market for the index maturity specified in the applicable pricing supplement commencing on the applicable interest reset date, and in a principal amount not less than the equivalent of U.S.$1 million in euro that is representative of a single transaction in euro, in that market at that time. If at least two quotations are provided, EURIBOR will be the arithmetic mean of those quotations.

     - If fewer than two quotations are provided, EURIBOR will be the arithmetic mean of the rates quoted by four major banks in the Euro-zone, as selected by the calculation agent, after consultation with us, at approximately 11:00 a.m. (Brussels time), on the applicable interest reset date for loans in euro to leading European banks for a period of time equivalent to the index maturity specified in the applicable pricing supplement commencing on that interest reset date in a principal amount not less than the equivalent of U.S.$1 million in euro.

     - If the banks so selected by the calculation agent are not quoting as mentioned in the previous bullet point, the EURIBOR rate in effect for the applicable period will be the same as EURIBOR for the immediately preceding interest reset period, or, if there was no interest reset period, the rate of interest will be the initial interest rate.

     "Euro-zone" means the region comprised of member states of the European Union that adopt the single currency in accordance with the treaty establishing the European Community, as amended by the treaty on European Union.

     Federal Funds Rate Notes. Federal funds rate notes will bear interest at the interest rates specified in the federal funds rate notes and in the applicable pricing supplement. Those interest rates will be based on the federal funds rate and any spread and/or spread multiplier and will be subject to the minimum interest rate and the maximum interest rate, if any.

     The "federal funds rate" means, for any interest determination date, the rate on that date for federal funds as published in H.15(519) under the heading "Federal Funds (Effective)" as displayed on Bridge Telerate, Inc., or any successor service, on page 120 or any other page as may replace the applicable page on that service, which is commonly referred to as "Telerate Page 120."

     The following procedures will be followed if the federal funds rate cannot be determined as described above:

     - If the above rate is not published by 9:00 a.m., New York City time, on the calculation date, the federal funds rate will be the rate on that interest determination date as published in the H.15 Daily Update under the heading "Federal Funds/Effective Rate."

     - If that rate is not yet published in either H.15(519) or the H.15 Daily Update by 3:00 p.m., New York City time, on the calculation date, the calculation agent will determine the federal funds rate to be the arithmetic mean of the rates for the last transaction in overnight federal funds by each of three leading brokers of federal funds transactions in The City of New York selected by the calculation agent, after consultation with us, prior to 9:00 a.m., New York City time, on that interest determination date.

     - If the brokers selected by the calculation agent are not quoting as mentioned above, the federal funds rate relating to that interest determination date will remain the federal funds rate for the immediately preceding interest reset period, or, if there was no interest reset period, the rate of interest payable will be the initial interest rate.

     LIBOR Notes. LIBOR notes will bear interest at the interest rates specified in the LIBOR notes and in the applicable pricing supplement. That interest rate will be based on London interbank offered rate, which is commonly referred to as "LIBOR," and any spread and/or spread multiplier and will be subject to the minimum interest rate and the maximum interest rate, if any.

     The calculation agent will determine "LIBOR" for each interest determination date as follows:

     - As of the interest determination date, LIBOR will be either:

          - if "LIBOR Reuters" is specified in the applicable pricing supplement, the arithmetic mean of the offered rates for deposits in the index currency having the index maturity designated in the applicable pricing supplement, commencing on the second London banking day immediately following that interest determination date, that appear on the Designated LIBOR Page, as defined below, as of 11:00 a.m., London time, on that interest determination date, if at least two offered rates appear on the Designated LIBOR Page; except that if the specified Designated LIBOR Page, by its terms provides only for a single rate, that single rate will be used; or

          - if "LIBOR Telerate" is specified in the applicable pricing supplement, the rate for deposits in the index currency having the index maturity designated in the applicable pricing supplement, commencing on the second London banking day immediately following that interest determination date or, if pounds sterling is the index currency, commencing on that interest determination date, that appears on the Designated LIBOR Page at approximately 11:00 a.m., London time, on that interest determination date.

     - If (1) fewer than two offered rates appear and "LIBOR Reuters" is specified in the applicable pricing supplement, or (2) no rate appears and the applicable pricing supplement specifies either (x) "LIBOR Telerate" or (y) "LIBOR Reuters" and the Designated LIBOR Page by its terms provides only for a single rate, then the calculation agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the calculation agent after consultation with us, to provide the calculation agent with its offered quotation for deposits in the index currency for the period of the index maturity specified in the applicable pricing supplement commencing on the second London banking day immediately following the interest determination date or, if pounds sterling is the index currency, commencing on that interest determination date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that interest determination date and in a principal amount of not less than U.S. $1 million (or the equivalent in the index currency, if the index currency is not the U.S. dollar) that is representative of a single transaction in that index currency in that market at that time.

     - If at least two quotations are provided, LIBOR determined on that interest determination date will be the arithmetic mean of those quotations. If fewer than two quotations are provided, LIBOR will be determined for the applicable interest reset date as the arithmetic mean of the rates quoted at approximately 11:00 a.m., London time, or some other time specified in the applicable pricing supplement, in the applicable principal financial center for the country of the index currency on that interest reset date, by three major banks in that principal financial center selected by the calculation agent, after consultation with us, for loans in the index currency to leading European banks, commencing on the second London banking day immediately following the interest determination date, having the index maturity specified in the applicable pricing supplement and in a principal amount of not less than U.S. $1 million (or the equivalent in the index currency, if the index currency is not the U.S. dollar) that is representative of a single transaction in that index currency in that market at that time.

     - If the banks so selected by the calculation agent are not quoting as mentioned in the previous bullet point, LIBOR in effect for the applicable period will be the same as LIBOR for the immediately preceding interest reset period, or, if there was no interest reset period, the rate of interest payable will be the initial interest rate.

     The "index currency" means the currency specified in the applicable pricing supplement as the currency for which LIBOR will be calculated, or, if the euro is substituted for that currency, the index currency will be the euro. If that currency is not specified in the applicable pricing supplement, the index currency will be U.S. dollars.

     "Designated LIBOR Page" means either (a) if "LIBOR Reuters" is designated in the applicable pricing supplement, the display on the Reuters Monitor Money Rates Service for the purpose of displaying the London interbank rates of major banks for the applicable index currency or its designated successor, or (b) if "LIBOR Telerate" is designated in the applicable pricing supplement, the display on Bridge Telerate Inc., or any successor service, on the page specified in the applicable pricing supplement, or any other page as may replace that page on that service, for the purpose of displaying the London interbank rates of major banks for the applicable index currency.

     If neither LIBOR Reuters nor LIBOR Telerate is specified in the applicable pricing supplement, LIBOR for the applicable index currency will be determined as if LIBOR Telerate were specified, and, if the U.S. dollar is the index currency, as if Page 3750, had been specified.

     Prime Rate Notes. Prime rate notes will bear interest at the interest rates specified in the prime rate notes and in the applicable pricing supplement. That interest rate will be based on the prime rate and any spread and/or spread multiplier, and will be subject to the minimum interest rate and the maximum interest rate, if any.

     The "prime rate" means, for any interest determination date, the rate on that date as published in H.15(519) under the heading "Bank Prime Loan."

     The following procedures will be followed if the prime rate cannot be determined as described above:

     - If the rate is not published prior to 9:00 a.m., New York City time, on the calculation date, then the prime rate will be the rate on that interest determination date as published in H.15 Daily Update under the heading "Bank Prime Loan."

     - If the rate is not published prior to 3:00 p.m., New York City time, on the calculation date in either H.15(519) or the H.15 Daily Update, then the calculation agent will determine the prime rate to be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen USPRIME 1 Page, as defined below, as that bank's prime rate or base lending rate as in effect for that interest determination date.

     - If fewer than four rates appear on the Reuters Screen USPRIME 1 Page for that interest determination date, the calculation agent will determine the prime rate to be the arithmetic mean of the prime rates quoted on the basis of the actual number of days in the year divided by 360 as of the close of business on that interest determination date by at least three major banks in The City of New York selected by the calculation agent, after consultation with us.

     - If the banks selected are not quoting as mentioned above, the prime rate will remain the prime rate for the immediately preceding interest reset period, or, if there was no interest reset period, the rate of interest payable will be the initial interest rate.

     "Reuters Screen USPRIME 1 Page" means the display designated as page "USPRIME 1" on the Reuters Monitor Money Rates Service, or any successor service, or any other page as may replace the USPRIME 1 Page on that service for the purpose of displaying prime rates or base lending rates of major United States banks.

     Treasury Rate Notes. Treasury rate notes will bear interest at the interest rates specified in the Treasury rate notes and in the applicable pricing supplement. That interest rate will be based on the Treasury rate and any spread and/or spread multiplier and will be subject to the minimum interest rate and the maximum interest rate, if any.

     "Treasury rate" means:

     - the rate from the auction held on the applicable interest determination date, which we refer to as the "auction," of direct obligations of the United States, which are commonly referred to as "Treasury

       Bills," having the index maturity specified in the applicable pricing supplement as that rate appears under the caption "INVESTMENT RATE" on the display on Bridge Telerate, Inc., or any successor service, on page 56 or any other page as may replace page 56 on that service, which we refer to as "Telerate Page 56," or page 57 or any other page as may replace page 57 on that service, which we refer to as "Telerate Page 57," or

     - if the rate described in the first bullet point is not published by 3:00 p.m., New York City time, on the calculation date, the bond equivalent yield of the rate for the applicable Treasury Bills as published in the
       H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption "U.S. Government Securities/Treasury Bills/Auction High," or

     - if the rate described in the second bullet point is not published by 3:00 p.m., New York City time, on the related calculation date, the bond equivalent yield of the auction rate of the applicable Treasury Bills, announced by the United States Department of the Treasury, or

     - in the event that the rate referred to in the third bullet point is not announced by the United States Department of the Treasury, or if the auction is not held, the bond equivalent yield of the rate on the applicable interest determination date of Treasury Bills having the index maturity specified in the applicable pricing supplement published in H.15(519) under the caption "U.S. Government Securities/ Treasury Bills/Secondary Market," or

     - if the rate referred to in the fourth bullet point is not so published by 3:00 p.m., New York City time, on the related calculation date, the rate on the applicable interest determination date of the applicable Treasury Bills as published in H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption "U.S. Government Securities/Treasury Bills/Secondary Market," or

     - if the rate referred to in the fifth bullet point is not so published by 3:00 p.m., New York City time, on the related calculation date, the rate on the applicable interest determination date calculated by the calculation agent as the bond equivalent yield of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 p.m., New York City time, on the applicable interest determination date, of three primary United States government securities dealers, which may include the agent or its affiliates, selected by the calculation agent, for the issue of Treasury Bills with a remaining maturity closest to the index maturity specified in the applicable pricing supplement, or

     - if the dealers selected by the calculation agent are not quoting as mentioned in the sixth bullet point, the Treasury rate for the immediately preceding interest reset period, or, if there was no interest reset period, the rate of interest payable will be the initial interest rate.

     The "bond equivalent yield" means a yield calculated in accordance with the following formula and expressed as a percentage:

                                                            D x N
                               bond equivalent yield =  -------------  x 100
                                                        360 - (D x M)

where "D" refers to the applicable per annum rate for Treasury Bills quoted on a bank discount basis, "N" refers to 365 or 366, as the case may be, and "M" refers to the actual number of days in the interest period for which interest is being calculated.

     CMT Rate Notes. CMT rate notes will bear interest at the interest rates specified in the CMT rate notes and in the applicable pricing supplement. That interest rate will be based on the CMT rate and any spread and/or spread multiplier and will be subject to the minimum interest rate and the maximum interest rate, if any.

     The "CMT rate" means, for any interest determination date, the rate displayed on the Designated CMT Telerate Page, as defined below, under the caption "... Treasury Constant Maturities ... Federal Reserve Board

Release H.15... Mondays Approximately 3:45 p.m.," under the column for the Designated CMT Maturity Index, as defined below, for:

     (1) the rate on that interest determination date, if the Designated CMT Telerate Page is 7051; and

     (2) the week or the month, as applicable, ended immediately preceding the week in which the related interest determination date occurs, if the Designated CMT Telerate Page is 7052.

     The following procedures will be followed if the CMT rate cannot be determined as described above:

     - If that rate is no longer displayed on the relevant page, or if not displayed by 3:00 p.m., New York City time, on the related calculation date, then the CMT rate will be the Treasury Constant Maturity rate for the Designated CMT Maturity Index as published in the relevant H.15(519).

     - If the rate described in the immediately preceding sentence is no longer published, or if not published by 3:00 p.m., New York City time, on the related calculation date, then the CMT rate will be the Treasury Constant Maturity rate for the Designated CMT Maturity Index or other United States Treasury rate for the Designated CMT Maturity Index on the interest determination date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the calculation agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in the relevant H.15(519).

     - If the information described in the immediately preceding sentence is not provided by 3:00 p.m., New York City time, on the related calculation date, then the calculation agent will determine the CMT rate to be a yield to maturity, based on the arithmetic mean of the secondary market closing offer side prices as of approximately 3:30 p.m., New York City time, on the interest determination date, reported, according to their written records, by three leading primary United States government securities dealers, which we refer to as a "reference dealer," in The City of New York, which may include an agent or their affiliates, selected by the calculation agent as described in the following sentence. The calculation agent will select five reference dealers, after consultation with us, and will eliminate the highest quotation or, in the event of equality, one of the highest, and the lowest quotation or, in the event of equality, one of the lowest, for the most recently issued direct noncallable fixed rate obligations of the United States, which are commonly referred to as "Treasury notes," with an original maturity of approximately the Designated CMT Maturity Index and a remaining term to maturity of not less than that Designated CMT Maturity Index minus one year. If two Treasury notes with an original maturity as described above have remaining terms to maturity equally close to the Designated CMT Maturity Index, the quotes for the Treasury note with the shorter remaining term to maturity will be used.

     - If the calculation agent cannot obtain three Treasury notes quotations as described in the second preceding sentence, the calculation agent will determine the CMT rate to be a yield to maturity based on the arithmetic mean of the secondary market offer side prices as of approximately 3:30 p.m., New York City time, on the interest determination date of three reference dealers in The City of New York, selected using the same method described in the immediately preceding sentence, for Treasury notes with an original maturity equal to the number of years closest to but not less than the Designated CMT Maturity Index and a remaining term to maturity closest to the Designated CMT Maturity Index and in an amount of at least $100,000,000.

     - If three or four (and not five) of the reference dealers are quoting as described above, then the CMT rate will be based on the arithmetic mean of the offer prices obtained and neither the highest nor the lowest of those quotes will be eliminated.

     - If fewer than three reference dealers selected by the calculation agent are quoting as described above, the CMT rate will be the CMT rate for the immediately preceding interest reset period, or, if there was no interest reset period, the rate of interest payable will be the initial interest rate.

     "Designated CMT Telerate Page" means the display on Bridge Telerate, Inc., or any successor service, on the page designated in the applicable pricing supplement or any other page as may replace that page on that service for the purpose of displaying Treasury Constant Maturities as reported in H.15(519). If no page is specified in the applicable pricing supplement, the Designated CMT Telerate Page will be 7052, for the most recent week.

     "Designated CMT Maturity Index" means the original period to maturity of the U.S. Treasury securities, which is either 1, 2, 3, 5, 7, 10, 20 or 30 years, specified in an applicable pricing supplement for which the CMT rate will be calculated. If no maturity is specified in the applicable pricing supplement, the Designated CMT Maturity Index will be two years.

NOTES LINKED TO COMMODITY PRICES, SINGLE SECURITIES, BASKETS OF SECURITIES OR INDICES

     TRW may issue notes with the principal amount payable on any principal payment date and/or the amount of interest payable on any interest payment date is determined by reference to one or more commodity prices, securities of entities not affiliated with us, a basket of those securities or an index or indices of those securities. These notes may include other terms, which will be specified in the relevant pricing supplement.

CURRENCY-LINKED NOTES

     TRW may issue notes with the principal amount payable on any principal payment date and/or the amount of interest payable on any interest payment date to be determined by reference to the value of one or more currencies as compared to the value of one or more other currencies, which we refer to as "currency-linked notes." The pricing supplement will specify the following:

     - information as to the one or more currencies to which the principal amount payable on any principal payment date or the amount of interest payable on any interest payment date is linked or indexed;

     - the currency in which the face amount of the currency-linked note is denominated, which we refer to as the "denominated currency;"

     - the currency in which principal on the currency-linked note will be paid, which we refer to as the "payment currency;"

     - the interest rate per annum and the dates on which TRW will make interest payments;

     - specific historic exchange rate information and any currency risks relating to the specific currencies selected; and

     - additional tax considerations, if any.

     The denominated currency and the payment currency may be the same currency or different currencies. Interest on currency-linked notes will be paid in the denominated currency.

REDEMPTION AND REPURCHASE OF NOTES

     Optional Redemption by TRW. The pricing supplement will indicate the terms of our option to redeem the notes, if applicable. TRW will mail a notice of redemption to each holder by first-class mail, postage prepaid, at least 30 days and not more than 60 days prior to the date fixed for redemption, or within the redemption notice period designated in the applicable pricing supplement, to the address of each holder as that address appears upon the books maintained by the paying agent. The notes, except for amortizing notes, will not be subject to any sinking fund.

     Repayment at Option of Holder. If applicable, the pricing supplement relating to each note will indicate that the holder has the option to have TRW repay the note on a date or dates specified prior to its maturity date. The repayment price will be equal to 100% of the principal amount of the note, together with accrued interest to the date of repayment, or such other price set forth in the pricing supplement. For notes issued with original issue discount, the pricing supplement will specify the amount payable upon repayment.

     For TRW to repay a note, the paying agent must receive at least 30 days but not more than 45 days prior to the repayment date:

     - the note with the form entitled "Option to Elect Repayment" on the reverse of the note duly completed; or

     - a telegram, telex, facsimile transmission or a letter from a member of a national securities exchange, or the National Association of Securities Dealers, Inc. or a commercial bank or trust company in the United States setting forth the name of the holder of the note, the principal amount of the note, the principal amount of the note to be repaid, the certificate number or a description of the tenor and terms of the note, a statement that the option to elect repayment is being exercised and a guarantee that the note to be repaid, together with the duly completed form entitled "Option to Elect Repayment" on the reverse of the note, will be received by the paying agent not later than the fifth business day after the date of that telegram, telex, facsimile transmission or letter. However, the telegram, telex, facsimile transmission or letter will only be effective if that note and form duly completed are received by the paying agent by the fifth business day after the date of that telegram, telex, facsimile transmission or letter.

     Except in the case of renewable notes, exercise of the repayment option by the holder of a note will be irrevocable. The holder may exercise the repayment option for less than the entire principal amount of the note but, in that event, the principal amount of the note remaining outstanding after repayment must be an authorized denomination.

     Special Requirements for Optional Repayment of Global Notes. If a note is represented by a global note, DTC or DTC's nominee will be the holder of the note and therefore will be the only entity that can exercise a right to repayment. In order to ensure that DTC's nominee will timely exercise a right to repayment of a particular note, the beneficial owner of the note must instruct the broker or other direct or indirect participant through which it holds an interest in the note to notify DTC of its desire to exercise a right to repayment. Different firms have different cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other direct or indirect participant through which it holds an interest in a note in order to ascertain the cut-off time by which an instruction must be given in order for timely notice to be delivered to DTC.

     Open Market Purchases by TRW. TRW may purchase notes at any price in the open market or otherwise. Notes so purchased by TRW may, at the discretion of TRW, be held or resold or surrendered to the relevant trustee for cancellation.

REPLACEMENT OF NOTES

     At the expense of the holder, we will replace any notes that become mutilated, destroyed, lost or stolen or are apparently destroyed, lost or stolen. The mutilated notes must be delivered to the applicable trustee, the paying agent and the registrar, in the case of registered notes, or satisfactory evidence of the destruction, loss or theft of the notes must be delivered to us, the paying agent, the registrar, in the case of registered notes, and the applicable trustee. At the expense of the holder, an indemnity that is satisfactory to us, the principal paying agent, the registrar, in the case of registered notes, and the applicable trustee may be required before a replacement note will be issued.

                                 THE DEPOSITARY

     The Depository Trust Company, New York, New York will be designated as the depositary for any registered global security. Each registered global security will be registered in the name of Cede & Co., DTC's nominee.

     DTC has advised TRW as follows: the Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York

Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended.

     DTC holds securities deposited with it by its participants, and it facilitates the settlement of transactions among its participants in those securities through electronic computerized book-entry changes in participants' accounts, eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, including the agents, banks, trust companies, clearing corporations and other organizations, some of whom and/or their representatives own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

     DTC's management is aware that some computer applications, systems, and the like for processing data that are dependent upon calendar dates, including dates before, on, and after January 1, 2000, may encounter "Year 2000 problems." DTC has informed participants and other members of the financial community that it has developed and is implementing a program so that its computer applications and other systems, in ensuring the timely payment of distributions, including principal and income payments, to security holders, book-entry deliveries, and settlement of trades within DTC, continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, DTC's plan includes a testing phase, which is expected to be completed within appropriate time frames.

     However, DTC's ability to perform its services properly is also dependent upon other parties, including but not limited to issuers and their agents, as well as third party vendors from whom DTC licenses software and hardware, and third party vendors on whom DTC relies for information or the provision of services, including telecommunication and electrical utility service providers, among others. DTC has informed the financial community that it is contacting, and will continue to contact, third party vendors from whom DTC acquires services to

     (1) impress upon them the importance of those services being Year 2000 compliant;

     (2) and to determine the extent of their efforts for Year 2000 remediation and, as appropriate, testing of their services.

In addition, DTC is in the process of developing contingency plans as it deems appropriate.

     According to DTC, the foregoing information relating to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

     TRW will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the book-entry securities or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

                UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

GENERAL

     This section summarizes the material U.S. tax consequences to holders of notes. The discussion is limited in the following ways:

     - The discussion only covers you if you buy your notes in the initial offering.

     - The discussion only covers you if you hold your notes as a capital asset (that is, for investment purposes), and if you do not have a special tax status.

     - The discussion does not cover tax consequences that depend upon your particular tax situation in addition to your ownership of notes. You are strongly urged to consult your tax advisor about the consequences of holding notes in your particular situation.

     - The discussion is based on current law. Changes in the law may change the tax treatment of the notes.

     - The discussion does not cover state, local or foreign law.

     - The discussion does not cover every type of note that we might issue. If we intend to issue a note of a type not described in this summary, additional tax information will be provided in the applicable pricing supplement for the note.

     - The discussion does not apply to you if you are a Non-U.S. Holder (as defined herein) of notes and if you (a) own 10% or more of the voting stock of TRW, (b) are a "controlled foreign corporation" with respect to TRW, or (c) are a bank making a loan in the ordinary course of its business.

     - We have not requested a ruling from the IRS on the tax consequences of owning the notes. As a result, the IRS could disagree with portions of this discussion.

     IF YOU ARE CONSIDERING BUYING NOTES, YOU ARE STRONGLY URGED TO CONSULT YOUR OWN TAX ADVISORS ABOUT THE TAX CONSEQUENCES OF HOLDING THE NOTES IN YOUR PARTICULAR SITUATION.

TAX CONSEQUENCES TO U.S. HOLDERS

     This section applies to you if you are a "U.S. Holder". A "U.S. Holder" is a holder of a note who is:

     - an individual U.S. citizen or resident alien;

     - a corporation, or entity taxable as a corporation, that was created under U.S. law (federal or state); or

     - an estate or trust whose worldwide income is subject to U.S. federal income tax.

     If a partnership holds notes, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner of a partnership holding notes, you should consult your tax advisor.

     Interest. The tax treatment of interest paid on the notes depends upon whether the interest is "Qualified Stated Interest."

     "Qualified Stated Interest" is any interest that meets all the following conditions:

     - It is payable at least once each year.

     - It is payable over the entire term of the note.

     - It is payable at a single fixed rate or under a single formula.

     - The note has a maturity of more than one year from its issue date.

     If any interest on a note is Qualified Stated Interest, then

     - If you are a cash method taxpayer (including most individual holders), you must report that interest in your income when you receive it.

     - If you are an accrual method taxpayer, you must report that interest in your income as it accrues.

     If any interest on a note is not Qualified Stated Interest, it is subject to the rules for original issue discount ("OID") described below.

     Determining Amount of OID. Notes that have OID are subject to additional tax rules. The amount of OID on a note is determined as follows:

     - The amount of OID on a note is the "stated redemption price at maturity" of the note minus the "issue price" of the note. If this amount is zero or a number less than zero, there is no OID.

     - The "stated redemption price at maturity" of a note is the total amount of all principal and interest payments to be made on the note, other than Qualified Stated Interest. In a typical case where all interest is Qualified Stated Interest, the stated redemption price at maturity is the same as the principal amount.

     - The "issue price" of a note is the first price at which a substantial amount of the notes are sold to the public.

     - Under a special rule, if the OID determined under the general formula is very small, it is disregarded and not treated as OID. This disregarded OID is called "de minimis OID". If all the interest on a note is Qualified Stated Interest, this rule applies if the amount of OID is less than the following items multiplied together: (a) .25% (1/4 of 1%), (b) the number of full years from the issue date to the maturity date of the note, and (c) the principal amount.

     Accrual of OID Into Income. If a note has OID, the following consequences arise:

     - You must include the total amount of OID as ordinary income over the life of the note.

     - You must include OID in income as the OID accrues on the notes even if you are a cash method taxpayer. This means that you are required to report OID income, and in some cases pay tax on that income, before you receive the cash that corresponds to that income.

     - OID accrues on a note on a "constant yield" method. This method takes into account the compounding of interest. Under this method, the accrual of OID on a note, combined with the inclusion into income of any Qualified Stated Interest on the note, will result in your being taxable at approximately a constant percentage of the unrecovered investment in the note.

     - The accruals of OID on a note will generally be less in the early years and more in the later years.

     - If any of the interest paid on the note is not Qualified Stated Interest, that interest is taxed solely as OID. It is not separately taxed when it is paid to you.

     - Your tax basis in the note is initially your cost. It increases by any OID (not including Qualified Stated Interest) you report as income. It decreases by any principal payments you receive on the note, and by any interest payments you receive that are not Qualified Stated Interest.

     Notes Subject to Additional Tax Rules. Additional or different tax rules apply to several types of notes that we may issue.

     Short-Term Notes: We may issue notes with a maturity of one year or less. These are referred to as "Short-Term Notes".

     - No interest on these notes is Qualified Stated Interest. Otherwise, the amount of OID is calculated in the same manner as described above.

     - Certain elections apply to the method of accrual of OID on Short-Term Notes over the life of the notes.

     - If you are an accrual method taxpayer, bank, or securities dealer, then you must include OID in income as it accrues.

     - If you are a cash method taxpayer not subject to the accrual rule described above, you do not include OID in income until you actually receive payments on the note. Alternatively, you can elect to include OID in income as it accrues.

     - Two special rules apply if you are a cash method taxpayer and you do not include OID in income as it accrues. First, if you sell the note or it is paid at maturity, and you have a taxable gain, then the gain is ordinary income to the extent of the accrued OID on the note at the time of the sale that you have not yet taken into income. Second, if you borrow money (or do not repay outstanding debt) to acquire or hold the note, then while you hold the note you cannot deduct any interest on the borrowing that corresponds to accrued OID on the note until you include the OID in your income.

     Floating Rate Notes: Floating Rate Notes are subject to special OID rules:

     - If the interest rate is based on a single fixed formula based on objective financial information (which may include a fixed interest rate for the initial period), all the interest will be Qualified Stated Interest.

       The amount of OID (if any), and the method of accrual of OID, will then be calculated by converting the note's initial floating rate into a fixed rate and by applying the general OID rules described above.

     - If the note has more than one formula for interest rates, it is possible that the combination of interest rates might create OID. You should consult your tax advisor concerning the OID accruals on such a note.

     Foreign Currency Notes: A "Foreign Currency Note" is a note denominated in a specified currency other than the U.S. dollar. Special tax rules apply to these notes:

     - If you are a cash method taxpayer, you will be taxed on the U.S. dollar value of any foreign currency you receive as interest. The dollar value will be determined as of the date when you receive the payments.

     - If you are an accrual method taxpayer, you must report interest income as it accrues. You can use the average foreign currency exchange rate during the relevant interest accrual period (or, if that period spans two taxable years, during the portion of the interest accrual period in the relevant taxable year). In this case, you will make an adjustment upon receipt of the foreign currency to reflect actual exchange rates at that time. Certain alternative elections may also be available.

     - Any OID on Foreign Currency Notes will be determined in the relevant foreign currency. All holders must accrue OID in the same manner that an accrual basis holder accrues interest income.

     - Your initial tax basis in a Foreign Currency Note is the amount of U.S. dollars you pay for the note (or, if you pay in foreign currency, the value of that foreign currency on the purchase date). Adjustments are made to reflect OID and other items as described above.

     - If you collect foreign currency upon the maturity of the note, or if you sell the note for foreign currency, your gain or loss will be based on the U.S. dollar value of the foreign currency you receive. For a publicly traded Foreign Currency Note, this value is determined for cash basis taxpayers on the settlement date for the sale of the note, and for accrual basis taxpayers on the trade date for the sale (although such taxpayers can also elect the settlement date). You will then have a tax basis in the foreign currency equal to the value reported on the sale.

     - Any gain or loss on the sale or retirement of a note will be ordinary income or loss to the extent it arises from currency fluctuations between your purchase date and sale date. Any gain or loss on the sale of foreign currency will also be ordinary income or loss.

     Other Categories of Notes: Additional rules may apply to certain other categories of notes. The applicable pricing supplement for these notes will describe these rules. In addition, we suggest that you consult your tax advisor in these situations. These categories of notes may include:

     - notes with contingent payments;

     - notes that can be put to TRW by the holder before their maturity;

     - notes that are callable by TRW before their maturity, other than typical calls at a premium;

     - currency linked notes and/or notes linked to commodity prices, single securities, baskets of securities or indices;

     - amortizing notes.

     Premium and Discount. Additional special rules apply in the following situations involving discount or premium:

     - If you buy a note in the initial offering for more than its stated redemption price at maturity, the excess amount you pay will be "bond premium". You can use bond premium to reduce your taxable interest income over the life of your note.

     - Similarly, if a note has OID and you buy it in the initial offering for more than the issue price, the excess (up to the total amount of OID) is called "acquisition premium". The amount of OID you are required to include in income will be reduced by this amount over the life of the note.

     - If you buy a note in the initial offering for less than the initial offering price to the public, special rules concerning "market discount" may apply.

     Appropriate adjustments to tax basis are made in these situations. Holders in these situations are urged to consult their tax advisors.

     Accrual Election. You can elect to be taxed on the income from the note in a different manner than described above. Under the election:

     - No interest is Qualified Stated Interest.

     - You include amounts in income as it economically accrues to you. The accrual of income is in accordance with the constant yield method, based on the compounding of interest. The accrual of income takes into account stated interest, OID (including de minimis OID), market discount, and premium.

     - Your tax basis is increased by all accruals of income and decreased by all payments you receive on the note.

     Sale or Retirement of Notes. On your sale or retirement of your note:

     - You will have taxable gain or loss equal to the difference between the amount received by you and your tax basis in the note. Your tax basis in the note is your cost, subject to certain adjustments.

     - Your gain or loss will generally be capital gain or loss, and will be long term capital gain or loss if you held the note for more than one year.

     - If (a) you purchased the note with de minimis OID, (b) you did not make the election to accrue all OID into income, and (c) you receive the principal amount of the note upon the sale or retirement, then you will generally have capital gain equal to the amount of the de minimis OID.

     - If you sell the note between interest payment dates, a portion of the amount you receive reflects interest that has accrued on the note but has not yet been paid by the sale date. That amount is treated as ordinary interest income and not as sale proceeds.

     - All or part of your gain may be ordinary income rather than capital gain in some cases. These cases include sales of short-term notes, notes with market discount, notes with contingent payments, or Foreign Currency Notes.

     Information Reporting and Backup Withholding. Under the tax rules concerning information reporting to the IRS:

     - Assuming you hold your notes through a broker or other securities intermediary, the intermediary must provide information to the IRS concerning interest, OID and retirement proceeds on your notes, unless an exemption applies.

     - Similarly, unless an exemption applies, you must provide the intermediary with your Taxpayer Identification Number for its use in reporting information to the IRS. If you are an individual, this is your social security number. You are also required to comply with other IRS requirements concerning information reporting.

     - If you are subject to these requirements but do not comply, the intermediary must withhold 31% of all amounts payable to you on the notes (including principal payments). If the intermediary withholds payments, you may use the withheld amount as a credit against your federal income tax liability.

     - All individual U.S. Holders are subject to these requirements. Some U.S. Holders, including all corporations, tax-exempt organizations and individual retirement accounts, are exempt from these requirements.

TAX CONSEQUENCES TO NON-U.S. HOLDERS

     This section applies to you if you are a "Non-U.S. Holder." A "Non-U.S. Holder" is a holder of a note who is:

     - an individual that is a nonresident alien;

     - a corporation organized or created under non-U.S. law; or

     - an estate or trust that is not taxable in the U.S. on its worldwide income.

     Withholding Taxes. Generally, payments of principal and interest on the notes will not be subject to U.S. withholding taxes.

     However, for the general exemption from withholding taxes to apply to you, you must meet one of the following requirements:

     - You provide your name, address, and a signed statement that you are the beneficial owner of the note and are not a U.S. Holder. This statement is generally made on Form W-8 or Form W-8BEN.

     - You or your agent claim an exemption from withholding tax under an applicable tax treaty. This claim is generally made on Form 1001 or Form W-8BEN.

     - You or your agent claim an exemption from withholding tax on the ground that the income is effectively connected with the conduct of a trade or business in the U.S. This claim is generally made on Form 4224 or Form W-8ECI.

     You should consult your tax advisor about the specific methods for satisfying these requirements. These procedures will change on January 1, 2001. In addition, a claim for exemption will not be valid if the person receiving the applicable form has actual knowledge that the statements on the form are false.

     Even if you comply with these conditions, withholding tax might arise if the amount of interest payable on a note is based on the earnings or other attributes of TRW. If this exception applies, additional information will be provided in the applicable pricing supplement.

     Sale or Retirement of Notes. If you sell a note or it is redeemed, you will not be subject to federal income tax on any gain unless one of the following applies:

     - The gain is connected with a trade or business that you conduct in the U.S.

     - You are an individual, you are present in the U.S. for at least 183 days during the year in which you dispose of the note, and other conditions are satisfied.

     - The gain represents accrued interest or OID, in which case the rules for interest would apply.

     U.S. Trade or Business. If you hold your note in connection with a trade or business that you are conducting in the U.S.:

     - Any interest on the note, and any gain from disposing of the note, generally will be subject to income tax as if you were a U.S. Holder.

     - If you are a corporation, you may be subject to the "branch profits tax" on your earnings that are connected with your U.S. trade or business, including earnings from the note. This tax is 30%, but may be reduced or eliminated by an applicable income tax treaty.

     Estate Taxes. If you are an individual, your notes will not be subject to U.S. estate tax when you die. However, this rule only applies if, at your death, payments on the notes were not connected to a trade or business that you were conducting in the U.S.

     Information Reporting and Backup Withholding. U.S. rules concerning information reporting and backup withholding are described above. These rules apply to Non-U.S. Holders as follows:

     - Principal and interest payments you receive will be automatically exempt from the usual rules if you provide the tax certifications needed to avoid withholding tax on interest, as described above. The exemption does not apply if the recipient of the applicable form knows that the form is false. In addition, interest payments made to you will be reported to the IRS on Form 1042-S.

     - Sale proceeds you receive on a sale of your notes through a broker may be subject to information reporting and/or backup withholding if you are not eligible for an exemption. In particular, information reporting and backup reporting may apply if you use the U.S. office of a broker, and information reporting (but not backup withholding) may apply if you use the foreign office of a broker that has certain connections to the U.S. We suggest that you consult your tax advisor concerning information reporting and backup withholding on a sale.

                              PLAN OF DISTRIBUTION

     TRW is offering the medium term notes on a continuing basis through Morgan Stanley & Co. Incorporated, Goldman, Sachs & Co. and J.P. Morgan Securities Inc., which we refer to individually as an "agent" and, together, as the "agents," who have agreed to use their reasonable best efforts to solicit offers to purchase these securities. TRW will have the sole right to accept offers to purchase these securities and may reject any offer in whole or in part. Each agent may reject, in whole or in part, any offer it solicited to purchase securities. Unless otherwise specified in the applicable pricing supplement, TRW will pay an agent, in connection with sales of these securities resulting from a solicitation that agent made or an offer to purchase that agent received, a commission ranging from .125% to .750% of the initial offering price of the securities to be sold, depending upon the maturity of the securities. TRW and the agent will negotiate commissions for securities with a maturity of greater than 30 years at the time of sale.

     TRW may also sell these securities to an agent as principal for its own account at discounts to be agreed upon at the time of sale. That agent may resell these securities to investors and other purchasers at a fixed offering price or at prevailing market prices, or prices related thereto at the time of resale or otherwise, as that agent determines and as we will specify in the applicable pricing supplement. An agent may offer the securities it has purchased as principal to other dealers. That agent may sell the securities to any dealer at a discount and, unless otherwise specified in the applicable pricing supplement, the discount allowed to any dealer will not be in excess of the discount that agent will receive from TRW. After the initial public offering of securities that an agent is to resell on a fixed public offering price basis, the agent may change the public offering price, concession and discount. TRW may sell notes directly to investors from time to time on its own behalf and on such sales no discounts will be allowed and no commissions will be paid. In addition TRW may appoint additional agents or terminate existing agents.

     Each of the agents may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933. TRW and the agents have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act, or to contribute to payments made in respect of those liabilities. TRW has also agreed to reimburse the agents for specified expenses.

     Unless otherwise provided in the applicable pricing supplement, TRW does not intend to apply for the listing of these securities on a national securities exchange, but has been advised by the agents that they intend to make a market in these securities, as applicable laws and regulations permit. The agents are not obligated to do so, however, and the agents may discontinue making a market at any time without notice. No assurance can be given as to the liquidity of any trading market for these securities.

     In order to facilitate the offering of these securities, the agents may engage in transactions that stabilize, maintain or otherwise affect the price of these. Specifically, the agents may overallot in connection with any offering of these securities, creating a short position in these securities for their own accounts. In addition, to cover overallotments or to stabilize the price of these securities, the agents may bid for, and purchase, these securities in the open market. Finally, in any offering of these securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing these securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of these securities above independent market levels. The agents are not required to engage in these activities, and may end any of these activities at any time.

     Concurrently with the offering of these securities, we may issue other debt securities, shares of common stock, warrants to purchase debt securities or common stock, stock purchase contracts and stock purchase units. The sale of any of those securities through the use of the accompanying prospectus will reduce the aggregate offering price of the notes that may be offered by this prospectus supplement.

     The agents and their affiliates may engage in transactions with and perform services for TRW or its affiliates in the ordinary course of business.

                                 LEGAL MATTERS

     The validity of the notes, the units and any securities included in the units will be passed upon for TRW by William B. Lawrence, TRW's Executive Vice President, General Counsel and Secretary, or other counsel who is satisfactory to the agents and who may be an officer of TRW. Cravath, Swaine & Moore will pass upon some legal matters relating to the notes for the agents.

PROSPECTUS                                                            [TRW LOGO]

                                    TRW INC.

                                 $2,500,000,000

                                DEBT SECURITIES
                      WARRANTS TO PURCHASE DEBT SECURITIES
                                  COMMON STOCK
                       WARRANTS TO PURCHASE COMMON STOCK
                            STOCK PURCHASE CONTRACTS
                              STOCK PURCHASE UNITS

     TRW Inc. may offer and sell debt securities, including convertible debt securities, warrants to purchase debt securities, common stock, warrants to purchase common stock, stock purchase contracts and stock purchase units. We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.

     Our common stock is listed on the New York, Chicago, Philadelphia, and Pacific Stock Exchanges under the symbol "TRW," and is also listed on the Frankfurt and London Stock Exchanges. If we decide to seek a listing of any debt securities, warrants to purchase debt securities, common stock, warrants to purchase common stock, stock purchase contracts or stock purchase units offered by this prospectus, the related prospectus supplement will disclose the exchange or market on which the securities will be listed or where we have made an application for listing.

     This prospectus may be used to offer and sell securities only if accompanied by the prospectus supplement for those securities.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this prospectus is November 16, 1999

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Available Information.......................................    2
Incorporation of Certain Documents by Reference.............    2
The Company.................................................    4
Use of Proceeds.............................................    4
Ratio of Earnings to Fixed Charges..........................    5
Description of Debt Securities..............................    5
Description of Capital Stock................................   15
Description of Warrants.....................................   21
Description of Stock Purchase Contracts and Stock Purchase
  Units.....................................................   23
Plan of Distribution........................................   23
Legal Opinions..............................................   24
Experts.....................................................   24
Independent Appraisal.......................................   25

                             AVAILABLE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any materials we file with the SEC at the SEC's public reference rooms in Washington, DC, New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. Our common stock is listed on the New York, Chicago, Philadelphia, Pacific, Frankfurt and London Stock Exchanges. You may inspect information about TRW at the offices of the NYSE located at 20 Broad Street, New York, New York 10005.

     You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different or additional information. We are not making an offer of these securities in any state or country where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front cover of this document or the documents incorporated by reference in this prospectus.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate by reference" into this prospectus some of the information that we file with the SEC, which means that we can disclose important information to you by referring you to information in those documents. The information incorporated by reference is an important part of this prospectus. The following documents, which we have filed with the SEC, are incorporated into and specifically made a part of this prospectus by this reference:

     - Annual Report on Form 10-K for the year ended December 31, 1998, as amended by Amendment No. 1 to such report, filed November 10, 1999;

     - Quarterly Reports on Form 10-Q for the quarter ended March 31, 1999, for the quarter ended June 30, 1999 and the quarter ended September 30, 1999;

     - The Current Reports on Form 8-K filed on January 28, 1999; February 5, 1999; March 26, 1999, as amended on May 17, 1999; May 27, 1999 and June 21, 1999 and the three Current Reports on Form 8-K filed on November 12, 1999; and

     - The description of our common stock and related preference stock purchase rights contained in Exhibit 4(a) to our Form 10-Q for the quarter ended March 31, 1996 and our Form 8-A dated April 25, 1996, including any amendments and reports filed for the purpose of updating those descriptions.

     In addition, (1) all documents filed by us with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and (2) all other documents filed by us with the SEC pursuant to the Exchange Act after the date of this prospectus and prior to the termination of the offering of the securities offered by this prospectus will be deemed to be incorporated by reference into this prospectus and will be a part of this prospectus from the date we file those documents with the SEC. Any statement contained in this prospectus or in a document incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933 with respect to the securities being offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement. You should refer to the registration statement for more information.

     Statements contained in or incorporated by reference in this prospectus regarding the contents of any contract or other document referred to in this prospectus or in any incorporated document are presented in summary form. In each case, we refer you to the contract or other document filed as an exhibit to this prospectus or the documents incorporated by reference for complete terms of that document. The actual contract or document, not the statements in this prospectus, govern the matters set forth in those contracts and documents.

     This prospectus incorporates documents by reference that contain important business and financial information about TRW that is not included in or delivered with this document. Copies of those documents, other than exhibits to those documents that are not specifically incorporated by reference into the documents, are available without charge to any person to whom this prospectus is delivered, upon written or oral request to:

                                    TRW Inc.
                               1900 Richmond Road
                           Cleveland, Ohio 44124-2760
                         Attention: Financial Services
                                (216) 291-7654.

                                  THE COMPANY

     TRW is an international company that provides advanced technology products and services. The principal businesses of TRW and its subsidiaries are the design, manufacture and sale of products and the performance of systems engineering, research and technical services for private industry and the United States Government in the automotive and aerospace and information systems markets. Our principal products and services include:

     - automotive chassis systems;

     - automotive occupant safety systems;

     - automotive electronics and engineered fasteners;

     - automotive engine components and diesel systems;

     - spacecraft;

     - electronic systems, equipment and services;

     - software and systems engineering support services;

     - information technology; and

     - aeronautical systems, products and services.

     TRW was incorporated under the laws of Ohio on June 17, 1916. Our principal executive offices are at 1900 Richmond Road, Cleveland, Ohio 44124-2760.

ACQUISITION OF LUCASVARITY

     On May 10, 1999, TRW closed the acquisition of LucasVarity plc for an aggregate cash purchase price of approximately $6.8 billion. LucasVarity designs, manufactures and supplies advanced technology systems, products and services in the world's automotive and aerospace industries. LucasVarity had sales of approximately $7.088 billion for the year ended January 31, 1999, and total assets of approximately $7.453 billion as of January 31, 1999. TRW unconditionally committed to purchase all LucasVarity shares tendered on or prior to March 25, 1999, and LucasVarity is included in TRW's financial statements subsequent to that date.

                                USE OF PROCEEDS

     Unless we otherwise indicate in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities offered by this prospectus and the applicable prospectus supplement for general corporate purposes. General corporate purposes include the repayment or refinancing of existing indebtedness, additions to working capital, capital expenditures and acquisitions. Any specific allocation of the net proceeds of an offering of securities to a specific purpose will be described in the related prospectus supplement.

                       RATIO OF EARNINGS TO FIXED CHARGES
                                  (UNAUDITED)

     The following table shows the ratio of earnings to fixed charges of TRW and its subsidiaries. For purposes of this ratio, "earnings" consist of earnings from continuing operations before income taxes adjusted for minority interests in earnings of consolidated subsidiaries, plus fixed charges, less undistributed earnings of affiliates which are less than fifty percent owned by TRW. "Fixed charges" consist of interest on borrowed funds, amortization of debt discount and expense and one-third of rental expense which is representative of the interest factor.

                                             YEAR ENDED DECEMBER 31,            NINE MONTHS
                                        ----------------------------------         ENDED
                                        1994   1995   1996    1997    1998   SEPTEMBER 30, 1999
                                        ----   ----   ----    ----    ----   ------------------
Ratio of earnings to fixed charges....  3.9x   5.4x   3.4x(a) 2.9x(b) 5.2x          2.1x(c)

---------------

(a) The 1996 earnings from continuing operations before income taxes of $302 million includes a charge of $385 million as a result of actions taken in the automotive and space and defense businesses.

(b) The 1997 earnings from continuing operations before income taxes of $240 million includes a $548 million earnings charge for purchased in-process research and development related to the acquisition of BDM International, Inc.

(c) The earnings from continuing operations before income taxes of $435 million for the nine months ended September 30, 1999 includes an $85 million earnings charge for purchased in-process research and development related to the acquisition of LucasVarity.

                         DESCRIPTION OF DEBT SECURITIES

     The debt securities will be issued under an indenture dated as of May 1, 1986, as supplemented, between TRW and The Chase Manhattan Bank, as successor trustee to Mellon Bank, N.A.

     The following description is a summary of the material provisions of the indenture. It does not restate the indenture in its entirety. A copy of the indenture has been filed as an exhibit to the registration statement of which this prospectus is a part. We urge you to read the indenture because it, and not this description, defines your rights as holders of the debt securities issued under the indenture. In this description, references to "TRW" mean TRW Inc., alone and not together with any of its subsidiaries.

GENERAL

     The indenture does not limit the amount of debt securities which we can issue. We may issue debt securities up to an aggregate principal amount as we may authorize from time to time. You should consult the applicable prospectus supplement for the following terms of the debt securities being offered:

     - the type, total principal amount and authorized denominations of the debt securities;

     - the percentage of the principal amount at which the debt securities will be issued;

     - the date or dates on which the debt securities will mature;

     - the rate or rates per year, which may be fixed or floating, at which the debt securities will bear interest, if any, or the method of determining the rate or rates;

     - the interest payment dates and the record dates related to those dates, if any;

     - sinking fund or redemption terms, if any;

     - the terms, if any, upon which the debt securities may be convertible into or exchanged for our or any other issuer's or obligor's common stock, preferred stock, other debt securities or warrants for common stock, preferred stock, indebtedness or other securities of any kind and the terms and conditions upon which such conversion or exchange shall be effected, including the initial conversion or exchange price or rate, the conversion or exchange period and any other additional provisions;

     - whether holders can require us to repurchase the debt securities;

     - the currency or currencies for payment of the principal of, premium, if any, and interest, if any, on the debt securities;

     - if the currency or currencies for payment of the principal of, premium, if any, and interest on the debt securities is at the purchaser's election, the manner in which that election may be made;

     - the securities exchange, if any, on which the debt securities will be listed;

     - whether the debt securities will be issued in the form of one or more global securities representing debt securities, and, if so, the identity of a depository for those global securities;

     - the conversion or exchange provisions, if any; and

     - any other terms of the debt securities, which terms will be consistent with the applicable indenture.

     The prospectus supplement will also describe any material United States Federal income tax consequences or other special considerations applicable to the series of debt securities to which that prospectus supplement relates, including those applicable to:

     - debt securities with respect to which payments of principal, premium or interest are determined with reference to an index or formula, including changes in prices of particular securities, currencies or commodities;

     - debt securities with respect to which principal or interest is payable in a foreign or composite currency;

     - debt securities that are issued at a discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates; and

     - variable rate debt securities that are exchangeable for fixed rate debt securities.

     For debt securities that are registered, the principal of, premium, if any, and interest on the debt securities may be paid at our option by check mailed to the address of the person entitled thereto as it appears in the register for those debt securities. Interest payments will be subject to applicable withholding taxes.

     No service charge will be made for any transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with the transfer or exchange.

RANKING

     TRW currently intends to issue the debt securities as senior unsecured indebtedness of TRW, ranking equally with all other existing and future unsecured senior indebtedness of TRW. TRW Inc. had $8.1 billion of indebtedness for borrowed money outstanding and subsidiaries of TRW Inc. had $0.2 billion of indebtedness for borrowed money outstanding that was guaranteed by TRW Inc. as of September 30, 1999. All of TRW Inc.'s debt and all of TRW Inc.'s obligations under the guarantees of subsidiary debt rank equally with the senior debt to be issued under the indenture. As of the date of this prospectus, no debt of TRW Inc. ranks senior to the senior debt that will be issued under the indenture and TRW Inc. has no subordinated debt outstanding. There are no restrictions on the incurrence of debt that ranks equally with the senior debt to be issued under the indenture. TRW Inc. cannot issue debt that ranks senior to any series of senior debt issued under the indenture without the consent of the holders of 66 2/3% in total principal amount of that series. This consent requirement is the only limitation in the indenture on the amount of indebtedness that TRW Inc. could issue that ranks senior to the senior debt issued under the indenture.

     If we decide to issue any or all of the debt securities as subordinated debt securities, the prospectus supplement will set forth the terms of any indenture that may apply and the rights of the holders of such subordinated debt securities.

GLOBAL SECURITIES

     The debt securities of a series may be issued in whole or in part in the form of one or more global securities. A global security is a security that represents, and is denominated in an amount equal to, the aggregate principal amount of the debt securities, or a portion of those securities, in either case having the same terms as the securities that it represents. The global securities will be deposited with, or on behalf of, the depository identified in the prospectus supplement relating to such series. Unless and until it is exchanged in whole or in part for debt securities in definitive form, a global security may not be transferred except as a whole by or to the depository for that global security or its successor, or any nominee of the depository or successor depository.

     The specific terms of the depository arrangement with respect to any series of debt securities and the rights of and limitations on owners of beneficial interests in global securities representing debt securities will be described in the prospectus supplement relating to those debt securities.

DEFINITIONS FROM THE INDENTURE

     The following are some of the terms defined in the indenture:

     "Attributable Debt" means, as to any particular lease under which any Person is liable at the time and at any date as of which the amount thereof is to be determined, the lesser of:

     (1) the fair value of the property subject to such lease, as determined by the Board of Directors; or

     (2) the total net amount of rent required to be paid by such Person under such lease during the remaining term thereof, discounted from the respective due dates thereof to such date at the actual interest factor included in such rent.

The net amount of rent required to be paid under any such lease for any such period shall be the aggregate amount of the rent payable by the lessee with respect to such period after excluding amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

     "Board of Directors" or "Board," when used with reference to TRW, shall mean the Board of Directors of TRW, or the Executive Committee of the Board or any other committee of the Board to the extent that the powers of the Board have lawfully been delegated.

     "Consolidated Funded Debt" means the Funded Debt of TRW and its Consolidated Subsidiaries consolidated in accordance with generally accepted accounting principles.

     "Consolidated Net Tangible Assets" means the total of all assets of TRW and its Consolidated Subsidiaries appearing on a consolidated balance sheet prepared in accordance with generally accepted accounting principles, including the equity in and the net amount of advances to other Subsidiaries, after deducting therefrom, without duplication of deductions, as shown on such balance sheet, the sum of:

     (1) intangible assets, including goodwill, cost of acquired businesses in excess of recorded net assets at acquisition dates, patents, licenses, trademarks, trade names, copyrights, unamortized debt discount and expense less unamortized debt premium, and corporate organization expense, but excluding deferred charges and prepaid expense;

     (2) any write-up of the book value of any assets, other than

          (a) equity in Subsidiaries which are not Consolidated Subsidiaries and

          (b) as a result of currency revaluations,

          resulting from the revaluation thereof subsequent to March 31, 1986;

     (3) all liabilities of TRW and its Consolidated Subsidiaries other than:

          (a) Funded Debt;

          (b) capital stock;

          (c) surplus;

          (d) surplus reserves;

          (e) reserves for deferred Federal income taxes arising from accelerated depreciation, investment and other tax credits, and similar provisions; and

          (f) contingency reserves not allocated for any particular purpose;

     (4) reserves for depreciation and amortization and other reserves, other than the reserves referred to in the preceding clause (3); and

     (5) any minority interest in the shares of stock and surplus of any Consolidated Subsidiary.

     "Consolidated Subsidiary" means each Subsidiary other than:

     (1) any Subsidiary the accounts of which

          (a) are not required by generally accepted accounting principles to be consolidated with those of TRW for financial reporting purposes and

          (b) were not consolidated with those of TRW in TRW's then most recent annual report to shareholders and are not intended by TRW to be consolidated with those of TRW in its next annual report to shareholders; or

     (2) any Subsidiary the primary business of which consists of financing the sale or lease of merchandise, equipment or services by TRW or any Subsidiary or owning, leasing, dealing in or developing real property, or providing services directly related thereto, or which is otherwise primarily engaged in the business of a finance or real estate company.

     "Domestic Subsidiary" means each Consolidated Subsidiary other than:

     (1) any Consolidated Subsidiary which the Board of Directors reasonably determines not to be material to the business or financial condition of TRW;

     (2) any Consolidated Subsidiary the major portion of the assets of which are located, or the major portion of the business of which is carried on, outside the United States of America, its territories and possessions;

     (3) any Consolidated Subsidiary which, during the 12 most recent calendar months, or such shorter period as shall have elapsed since its organization, derived the major portion of its gross revenues from sources outside the United States of America;

     (4) any Consolidated Subsidiary the major portion of the assets of which consists of securities or obligations, or both, of one or more corporations, whether or not Consolidated Subsidiaries, of the types described in the preceding clauses (2) and (3); and

     (5) any Consolidated Subsidiary organized after March 31, 1986 which TRW intends shall be operated in such manner as to come within one or more of the preceding clauses (2), (3) and (4).

     "Exempted Indebtedness" means, as of any particular time, the sum of:

     (1) the aggregate principal amount of all then outstanding indebtedness for borrowed money of TRW and its Domestic Subsidiaries incurred after May 1, 1986, and secured by any mortgage, security interest, pledge or lien other than those permitted under any of clauses (1) through (5) under the heading " -- Covenants -- Limitation on Liens" below; and

     (2) all Attributable Debt pursuant to Sale and Leaseback Transactions incurred by TRW and its Domestic Subsidiaries after May 1, 1986, at that time outstanding other than that which is not prohibited by or is permitted pursuant to clause (1) or (2) under the heading
         "-- Covenants -- Limitation on Sale and Leaseback" below.

     "Funded Debt" means all indebtedness for money borrowed having a maturity

     (1) of more than 12 months from the date that indebtedness was incurred, or

     (2) of 12 months or less but by its terms being renewable or extendable beyond 12 months from the date that indebtedness was incurred at the option of the borrower.

     "Person" means any individual, partnership, corporation, business trust, joint stock company, trust, unincorporated organization, joint venture, government or any agency or political subdivision thereof or other entity.

     "Principal Property" means any single manufacturing plant, engineering facility or research facility owned or leased by TRW or a Domestic Subsidiary other than any such plant or facility or portion thereof which the Board of Directors reasonably determines not to be of material importance to TRW and its Subsidiaries taken as a whole.

     "Securities" means any debt securities authenticated and delivered under the indenture.

     "Subsidiary" means each corporation of which TRW, or TRW and one or more Subsidiaries, or any one or more Subsidiaries, directly or indirectly owns securities entitling the holders thereof to elect a majority of the directors, either at all times or so long as there is no default or contingency which permits the holders of any other class or classes of securities to vote for the election of one or more directors. As used in this definition, the term "corporation" includes comparable types of business organizations authorized under the laws of foreign countries and the term "directors" includes the members of the governing bodies of those business organizations.

     "Wholly Owned Domestic Subsidiary" means each Domestic Subsidiary all the outstanding shares of which, other than directors' qualifying shares, shall at the time be owned by TRW, or by TRW and one or more Wholly Owned Domestic Subsidiaries, or by one or more Wholly Owned Domestic Subsidiaries.

COVENANTS

     We have agreed to some restrictions on our activities for the benefit of holders of the debt securities. The restrictive covenants described below will apply so long as any of the debt securities issued under the indenture are outstanding unless the holders of a particular series waive the covenant or the indenture is amended. The applicable prospectus supplement will describe any different or additional covenants.

     LIMITATION ON LIENS

     We have agreed that, so long as any debt securities remain outstanding under the indenture, we will not, and we will not cause or permit any Domestic Subsidiary to, directly or indirectly, create or assume any mortgage, encumbrance, lien, pledge or security interest of any kind upon or in

     (1) any of its interests in any Principal Property, or

     (2) any shares of capital stock or indebtedness of any Domestic Subsidiary,

whether that interest, capital stock or indebtedness is now owned or hereafter acquired, if that mortgage secures or is intended to secure, directly or indirectly, the payment of any indebtedness for borrowed money evidenced by notes, bonds, debentures or other similar evidences of indebtedness ("Debt") without making effective provision, and TRW in that case will make or cause to be made effective provision, whereby all of the Securities shall be secured by that mortgage equally and ratably with any other Debt thereby secured.

     This restriction does not apply to:

     (1) mortgages on any Principal Property acquired, constructed or improved by TRW or any Domestic Subsidiary after the date of the indenture which are created or assumed contemporaneously with, or within 120 days after, that acquisition or completion of that construction or improvement to secure or provide for payment of any part of the purchase price of that Principal Property or the cost of that construction or improvement incurred after May 1, 1986, or, in addition to mortgages contemplated by clauses (2) and (3) below, mortgages on any such Principal Property existing at the time or placed thereon at the time of acquisition or leasing thereof by TRW or any Domestic Subsidiary, or conditional sales agreements or other title retention agreements with respect to any Principal Property now owned or leased or hereafter acquired or leased by TRW or a Domestic Subsidiary;

     (2) mortgages on property, which includes shares of capital stock or indebtedness of a corporation, of a corporation existing

          (a) at the time that corporation becomes a Domestic Subsidiary or is merged or consolidated with TRW or a Domestic Subsidiary, or

          (b) at the time of a sale, lease or other disposition of the properties of that corporation, or a division thereof, or other Person as an entirety or substantially as an entirety, to TRW or a Domestic Subsidiary, provided that no such mortgage shall extend to any other Principal Property of TRW or any Domestic Subsidiary or to any shares of capital stock or any indebtedness of any Domestic Subsidiary;

     (3) mortgages created by TRW or a Domestic Subsidiary to secure indebtedness of TRW or a Domestic Subsidiary to TRW or to a Wholly Owned Domestic Subsidiary;

     (4) mortgages in favor of the United States of America or any state, territory or possession thereof, or any foreign country or any department, agency, instrumentality or political subdivision of any of such domestic or foreign jurisdictions to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any debt incurred for the purpose of financing all or part of the purchase price of, or the cost of constructing, the property subject to such mortgages; and

     (5) mortgages for the sole purpose of extending, renewing or replacing, or successively extending, renewing or replacing, in whole or in part any mortgage existing on May 1, 1986 or referred to in the foregoing clauses (1) to (4) inclusive or of any debt secured thereby; provided, however, that the principal amount of indebtedness secured thereby shall not exceed the principal amount of indebtedness so secured at the time of that extension, renewal or replacement, and that extension, renewal or replacement mortgage will be limited to all or a part of the property which secured the mortgage so extended, renewed or replaced, plus improvements on that property.

     Notwithstanding the foregoing provisions, TRW or any Domestic Subsidiary may, without equally and ratably securing all the Securities of each series, create or assume mortgages which would otherwise be subject to the foregoing restrictions if at the time of such creation or assumption, and after giving effect thereto, Exempted Indebtedness does not exceed 15% of Consolidated Net Tangible Assets determined as of the date not more than 90 days prior thereto.

     LIMITATION ON SALE AND LEASEBACK

     TRW will not, and it will not permit any Domestic Subsidiary to, sell, lease or transfer any Principal Property owned by TRW or a Domestic Subsidiary as an entirety, or any substantial portion thereof, to anyone other than a Wholly Owned Domestic Subsidiary, or TRW or a Wholly Owned Domestic Subsidiary in the case of a Domestic Subsidiary, with the intention of taking back a lease of that property, a "Sale and Leaseback Transaction," except a lease for a period of not more than 36 months by the end of which it is intended that the use of that property by the lessee will be discontinued.

     Notwithstanding the foregoing, TRW or any Domestic Subsidiary may sell any such property and lease it back if the net proceeds of that sale are at least equal to the fair value, as determined by resolution adopted by the Board of Directors of TRW, of that property, and:

     (1) TRW or such Domestic Subsidiary would be entitled, pursuant to clauses
         (1) through (5) of the foregoing Limitation on Liens covenant, to create Debt secured by a mortgage on the Principal Property to be leased in an amount equal to the Attributable Debt with respect to that Sale and Leaseback Transaction without equally and ratably securing all the debt securities issued under the indenture, or

     (2) if that sale or transfer does not come within the exception provided by the preceding clause, the net proceeds of that sale shall, and in any such case TRW covenants that they will, within 120 days after that sale, be applied, to the greatest extent possible, either

          (a) to the redemption of Securities subject to and in accordance with the provisions of the indenture and at the then applicable Redemption Price or to the acquisition and delivery to the trustee for cancellation of Securities, that acquisition to be at a price not exceeding the principal amount thereof plus accrued and unpaid interest and brokerage fees, or

          (b) to the retirement of other Consolidated Funded Debt of TRW ranking at least on a parity with the Securities of each series, or in part to one or more of such alternatives and in part to another;

            provided that, in lieu of applying all or any part of that net proceeds to that redemption, TRW may, within 90 days after that sale, deliver to the trustee for cancellation, or receive credit for theretofore delivered and cancelled, Securities previously authenticated and delivered by the trustee and not theretofore tendered for mandatory sinking fund purposes or called for the mandatory sinking fund and with respect to which credit under this Limitation on Sale and Leaseback section had not theretofore been received, and an officers' certificate stating that TRW elects to deliver such Securities in lieu of redeeming Securities as provided above. If TRW shall so deliver Securities to the trustee, or receive credit for Securities so delivered, the amount of cash which TRW shall be required to apply to the redemption of Securities under this Limitation on Sale and Leaseback section shall be reduced by an amount equal to the aggregate principal amount of such Securities.

     Notwithstanding the foregoing provisions, TRW or any Domestic Subsidiary may enter into Sale and Leaseback Transactions if, at the time of such entering into, and after giving effect thereto, Exempted Indebtedness does not exceed 15% of Consolidated Net Tangible Assets determined as of a date not more than 90 days prior thereto.

LEVERAGED TRANSACTIONS

     Other than the restrictions on liens and sale and leaseback transactions described above, or as may be set forth in the applicable prospectus supplement with respect to any series of debt securities, the indenture does not contain and the debt securities will not contain any covenants or other provisions designed to afford holders of the debt securities protection in the event of a highly leveraged transaction involving TRW.

EVENTS OF DEFAULT

     The indenture defines an event of default with respect to any series of debt securities as any one of the following events, unless it is inapplicable:

     (1) failure of TRW for 60 days to pay interest on any debt security of that series;

     (2) failure of TRW to pay principal or premium, if any, when due with respect to any debt securities of that series;

     (3) failure of TRW for 10 days to satisfy any sinking fund obligation with respect to any debt securities of that series;

     (4) failure of TRW for 75 days after appropriate notice to perform any other covenant or agreement in the indenture applicable to that series; or

     (5) events of bankruptcy, insolvency or reorganization specified in the indenture.

The applicable prospectus supplement will describe any additional or different events of default.

     No event of default with respect to a particular series of debt securities necessarily constitutes an event of default with respect to any other series of debt securities. If an event of default shall occur and be continuing with respect to any series of debt securities, the trustee or the holders of not less than 25% of the total principal amount of the debt securities of that series then outstanding may declare the principal of that series, or a portion of the principal amount in the case of original issue discount securities, to be due and payable. Any event of default with respect to a particular series of debt securities, other than nonpayment of principal, premium, interest, or sinking fund installments, may be waived by the holders of a majority of the total principal amount of the outstanding debt securities of that series.

     The indenture requires TRW to file annually with the trustee a written statement of certain of our officers as to the existence of defaults in performance of any covenants contained in the indenture. The trustee may withhold notice to the holders of debt securities of a particular series of any default if the trustee determines in good faith that its withholding of notice is in the interest of the holders of those securities. However, the trustee may not withhold notice if our default is in the payment of principal, premium if any, interest, or in the making of any sinking fund payment.

CONSOLIDATION, MERGER OR SALE

     The indenture provides that TRW may consolidate with, or sell or convey all or substantially all of its assets to, or merge into, any other entity, if:

     (1) the corporation formed by that consolidation or into which we are merged, or the entity which acquired all or substantially all of TRW's assets shall be organized and existing under the laws of the United States of America or any state thereof;

     (2) that entity expressly assumes the due and punctual payment of the principal of, and premium, if any, and interest on all the Securities and the due and punctual performance and observance of all of the covenants and conditions of the indenture to be performed, observed or satisfied by TRW;

     (3) immediately after that merger or consolidation, or that sale or conveyance, no event of default shall have occurred or be continuing; and

     (4) that entity shall not immediately thereafter have outstanding any secured indebtedness not permitted by the covenant described under "-- Covenants -- Limitation on Liens," unless that entity has secured the Securities equally and ratably with the debt secured by the mortgage securing that other indebtedness, if that entity could not create such other mortgage without violating that covenant.

DEFEASANCE

     The indenture provides that TRW, at its option, either:

     (1) will be discharged from any and all obligations with respect to any series of debt securities, except for certain obligations to register the transfer or exchange of the securities, replace stolen, lost or mutilated securities, maintain paying agencies and hold moneys for payment in trust, or

     (2) need not comply with the restrictive covenants of the indenture as described under "-- Covenants -- Limitation on Liens" and
         "-- Covenants -- Limitation on Sale and Leaseback" with respect to any series of Securities,

upon the deposit with the trustee or, in the case of a discharge of obligations, 91 days after that deposit, in trust, of money or the equivalent in securities of the government that issued the currency in which the securities are denominated or government agencies backed by the full faith and credit of that government, or a combination thereof, which through the payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount sufficient to pay all the principal of, including any mandatory sinking fund payments, and interest on, and any repurchase obligations with respect to, that series of securities on the dates such payments are due in accordance with the terms of the securities.

     To exercise any such option, no event of default, or event which with notice or lapse of time would become an event of default, with respect to such series of securities shall have occurred and be continuing. TRW is required to deliver to the trustee an opinion of counsel to the effect that the deposit and related defeasance would not cause the holders of the securities to recognize income, gain or loss for United States Federal income tax purposes and, in the case of a discharge of obligations, accompanied by a ruling to that effect received from or published by the Internal Revenue Service.

MODIFICATION OF THE INDENTURE

     We may, without the consent of any holder of debt securities issued under the indenture, enter into one or more supplemental indentures to, among other things,

     - cure any ambiguity

     - correct or supplement any provision that may be defective or inconsistent with any other provision, or

     - make such other provisions under the indenture as shall not adversely affect the interests of the holders of the debt securities issued under the indenture.

     In addition, our rights and obligations and the rights of the holders of the debt securities may be modified by us with the consent of the holders of not less than 66 2/3% in aggregate principal amount of the outstanding debt securities of each series to be affected. However, we may not, without the consent of the holders of all outstanding debt securities to be affected, make modifications that would, among other things:

     - change the maturity of any debt security;

     - reduce the principal amount of any debt security or any premium on any debt security;

     - reduce the rate or extend the time of payment of interest on any debt security;

     - change the method of computing the amount of principal of any debt security on any date; or

     - reduce the percentage of outstanding debt securities of each series whose consent is needed to modify or alter the indenture.

     A supplemental indenture which changes or eliminates any covenant or other provision of the indenture which has expressly been included solely for the benefit of one or more particular series of debt securities, or which modifies the rights of the holders of debt securities of that series with respect to that covenant or other provision, shall be deemed not to affect the rights under the indenture of the holders of debt securities of any other series.

THE TRUSTEE

     The Chase Manhattan Bank is the trustee under the indenture. The trustee is a depository for funds and performs other services for, and transacts other banking business with, TRW in the normal course of business.

     The holders of a majority of the total principal amount of all outstanding debt securities will have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

     If an event of default occurs and is not cured or waived, the trustee will be required to exercise the rights and powers under the indenture and to use the degree of care and skill in their exercise that a prudent man would exercise or use in the conduct of his own affairs. Other than this requirement, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of the debt securities of any series, unless they have offered the trustee reasonable security or indemnity.

GOVERNING LAW

     The indenture is governed by and construed in accordance with the laws of the State of New York.

                          DESCRIPTION OF CAPITAL STOCK

     Our authorized capital stock consists of

     (1) 500,000,000 shares of common stock,

     (2) 99,536 shares of Serial Preference Stock, without par value, the "Serial Preference Stock," and

     (3) 5,000,000 shares of Serial Preference Stock II, without par value, the "Serial Preference Stock II" and, together with the Serial Preference Stock, the "Preference Stock."

     The following is a summary of the material provisions concerning our capital stock contained in our Amended Articles of Incorporation, our Regulations and the Rights Agreement, dated as of April 24, 1996, between us and National City Bank, as rights agent. This summary does not restate those documents in their entirety. We have filed the Articles, Regulations and Rights Agreement with the SEC. See "Available Information" and "Incorporation of Certain Documents by Reference" on page 2 of this prospectus for information on how to obtain a copy of those documents. We urge you to read the Articles, Regulations and Rights Agreement, because those documents, and not this description, defines your rights as holders of our equity securities.

COMMON STOCK

     As of November 5, 1999, there were 133,574,211 shares of common stock issued, 11,960,549 shares held in treasury and 121,613,662 shares outstanding and held of record by 23,313 shareholders. Holders of the shares of common stock have no preemptive or conversion rights. We are not entitled to make further calls or assessment on the common stock. Each share of common stock is entitled to one vote on the election of directors and all other matters on which shareholders are entitled to vote. The holders of common stock are not entitled to cumulative voting rights, except if requested pursuant to Ohio law. The outstanding shares of common stock are listed on the New York, Chicago, Philadelphia, Pacific, Frankfurt and London Stock Exchanges.

     Holders of common stock are entitled to receive dividends and other distributions when, as and if declared from time to time by our board of directors out of funds legally available for that purpose. These rights are subject to any preferential rights of, and sinking fund or redemption or purchase rights with respect to, outstanding shares of Preference Stock. We are not permitted to pay dividends to holders of common stock if we have not paid or provided for the dividends fixed with respect to the Preference Stock.

     If TRW were voluntarily or involuntarily liquidated, dissolved or wound up, the holders of outstanding shares of common stock would be entitled to share ratably in all assets remaining after payment of liabilities and after satisfaction of prior distribution rights and payment of any distributions owing to holders of shares of Preference Stock then outstanding.

PREFERENCE STOCK

     Our board of directors has the authority, without further action by the shareholders, to issue Preference Stock. The board of directors may issue Preference Stock in one or more series and may fix the rights, designations, preferences, privileges, qualifications and restrictions thereof, including dividend rights, conversion rights, terms and rights of redemption, liquidation preferences and sinking fund terms, any or all of which may be greater than the rights of the common stock. Shares of Preference Stock rank, as to dividend and liquidation rights, senior to common stock and on a parity with each other. Dividends on Preference Stock are cumulative from the date of issuance or from such other date or dates as may be fixed for the series by the board of directors. The board of directors, without action of the shareholders, can issue shares of

Preference Stock with conversion, voting and other rights that could adversely affect the rights of the holders of shares of common stock.

     SERIAL PREFERENCE STOCK

     As of the date of this prospectus, we have 99,536 authorized shares of Serial Preference Stock. As of the date of this prospectus, we have no shares of Serial Preference Stock outstanding.

     Rights Upon Liquidation. The holders of Serial Preference Stock are entitled to receive $100 per share in the event of any involuntary liquidation, dissolution or winding up of our affairs.

     Voting Rights. The holders of Serial Preference Stock are entitled to two votes per share. Holders of common stock, Serial Preference Stock II and Serial Preference Stock vote together as one class on all matters, except following certain defaults in the payment of dividends on the Preference Stock as specified in our Articles, or with respect to certain transactions or amendments to our Articles, which require holders of Serial Preference Stock II and Serial Preference Stock to vote separately as two classes.

     SERIAL PREFERENCE STOCK II

     As of October 1, 1999, we have two series of Serial Preference Stock II outstanding:

     - Cumulative Preference Stock II, $4.40 Convertible Series 1, "Series 1;"
       and

     - Cumulative Serial Preference Stock II, $4.50 Convertible Series 3, "Series 3."

     As of November 5, 1999, TRW had 1,735,000 authorized shares of Series 1, of which 35,161 shares were outstanding, and 2,120,000 authorized shares of Series 3, of which 64,405 shares were outstanding.

     In addition, 1,145,000 shares of Cumulative Redeemable Serial Preference Stock II, Series 4, "Series 4" are authorized. As of October 1, 1999, no shares of Series 4 were outstanding.

     Dividends and Rights Upon Liquidation. The fixed annual dividend rates are $4.40 per share for Series 1 and $4.50 per share for Series 3. The quarterly dividend rate fixed for each share of Series 4 is the lesser of $100 or 100 times the aggregate per share dividend amounts declared on a share of common stock since the immediately preceding quarterly dividend payment date.

     The holders of outstanding shares of Series 1 are entitled to receive $104 per share and the holders of Series 3 are entitled to receive $40 per share, in case of any involuntary liquidation, dissolution or winding up of the affairs of TRW. These holders are entitled to receive an amount equal to the redemption price in effect on the distribution date in case of any voluntary liquidation, dissolution or winding up of the affairs of TRW. In the event of any liquidation, dissolution or winding up of the affairs of TRW, the holders of outstanding shares of Series 4 are entitled to receive an amount per share at least equal to the redemption price in effect on the distribution date.

     Voting Rights. Each share of Serial Preference Stock II is entitled to one vote per share. Holders of common stock, Serial Preference Stock II and Serial Preference Stock vote together as one class on all matters, except following certain defaults in the payment of dividends on the Preference Stock, or with respect to certain transactions or amendments to our Articles, which require holders of Serial Preference Stock II and Serial Preference Stock to vote separately as two classes.

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

     Conversion at the Option of the Holder. Each share of Series 1 is convertible into 8.8 shares of common stock, as adjusted, at the option of the holder at any time prior to redemption. Each share of Series 3 is convertible into 7.448 shares of common stock, as adjusted, at the option of the holder at any time prior to redemption. The Articles provide that these conversion ratios will be adjusted to reflect stock splits, stock dividends, combinations and certain issuances of securities and distributions.

     Shares of Series 4 are not convertible into shares of common stock.

     Redemption. We have the right to redeem all the outstanding shares of Serial Preference Stock II. Shares of Series 1 are redeemable at a price of $104 per share and shares of Series 3 are redeemable at a price of $100 per share. Shares of Series 4 are redeemable at a price of $30,000 per share, as that amount may be adjusted from time to time pursuant to the Rights Agreement.

RIGHTS AGREEMENT

     Under the Rights Agreement, each outstanding share of common stock is accompanied by one-half of one right to purchase a share of Series 4 if a "distribution date" occurs. We describe the meaning of "distribution date" below. We refer to these purchase rights as the "rights".

     Until a distribution date occurs, the rights can be transferred only with the common stock. The rights are not exercisable prior to a distribution date. Until a right is exercised, holding a right will not give the holder any rights as a shareholder of TRW, such as the right to vote or to receive dividends.

     DISTRIBUTION OF RIGHTS

     No right is exercisable at any time prior to a "distribution date." On the occurrence of a distribution date, the rights will separate from the common stock and become exercisable. A "distribution date" will occur upon the earliest of the close of business on:

     (1) the tenth business day after a public announcement that a person or group of affiliated or associated persons, an "acquiring person," has acquired or obtained the right to acquire beneficial ownership of 20% or more of the total voting rights of the outstanding shares of our capital stock which by its terms may be voted on all matters submitted to our shareholders generally. However, an acquiring person will not include

          (a) us,

          (b) any of our subsidiaries,

          (c) any of our employee benefit plans or any entity holding shares for or pursuant to any such plan,

          (d) any person who acquires voting securities from us in transactions approved by our board of directors,

          (e) any person who becomes the beneficial owner of 20% or more of the outstanding voting shares as a result of an acquisition of shares by us, so long as that person does not later acquire additional voting shares, or

          (f) any person whom our board of directors determines inadvertently became the owner of 20% of our voting shares and who promptly divests shares to fall below that level.

     (2) the tenth business day, or such later date as may be specified by a majority of our board of directors, after the date of the commencement of a tender or exchange offer the consummation of which would result in a person or group beneficially owning 20% or

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

         more of the outstanding shares of our capital stock that by its terms may be voted on all matters submitted to our shareholders generally; and

     (3) the tenth business day after a "flip-in" or "flip-over" event described below occurs, which results in the rights becoming exercisable to purchase shares of our common stock or common stock of another person.

     EXERCISE

     Following a distribution date, holders of rights will be entitled to purchase from us one one-hundredth of a share of Series 4 at a purchase price of $300 per one one-hundredth of a share of Series 4, subject to adjustment. Upon the occurrence of certain events described below, the rights will become exercisable to purchase shares of our common stock or common stock of another person instead of shares of Series 4.

     If

     (1) an acquiring person merges into or combines with us where we are the surviving corporation or engages in one or more "self-dealing" transactions with us as described in our rights agreement,

     (2) during the time that there is an acquiring person, there is a reclassification of securities or other transaction that increases by more than 1% the amount of our securities owned by the acquiring person,

     (3) any person or group becomes an acquiring person,

     (4) our board of directors determines that a person is or intends to, or that a person has announced an intention to, become the owner of a what the board determines is a substantial amount of voting shares, which must be at least 5% of the outstanding voting shares, and that such ownership is causing or may reasonably be anticipated to cause a material adverse effect on our government contracting business; such a person, an "adverse person," or

     (5) our board of directors has established a specific percentage of voting shares as to any specific person that, if owned by that person, will result in that person being declared an adverse person in accordance with the criteria set forth in the preceding clause (4) and that person acquires that percentage of voting shares, then the rights will "flip-in". At the time that the rights "flip-in," the rights beneficially owned by any acquiring person or an adverse person will become null and void and the other holders of rights will be entitled to purchase, at the exercise price of the right, a number of shares of our common stock, or in some circumstances cash, property or other securities of TRW or any combination thereof, with a market value equal to twice the exercise price of the right.

     If, after any person has become an acquiring person,

     (1) we merge with or into any person and we are not the surviving corporation,

     (2) any person merges with or into us and we are the surviving corporation, but our common stock is changed or exchanged, or

     (3) 50% or more of our assets or earning power, including securities creating obligations of TRW, is sold to any person,

then the rights will "flip-over." At the time that the rights "flip-over," each holder of a right, other than rights held by an acquiring person or an adverse person, will have the right to receive, upon exercise of the rights of the Series 4 purchase price, a number of shares of common stock, or in some circumstances, an economically equivalent security or securities, of

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

such other person with a market value at the time of the transaction equal to twice the exercise price of the right.

     EXERCISE PRICE

     The purchase price payable on exercise of the rights, and the number of shares of Series 4 or other securities or property issuable upon exercise of the rights are subject to adjustment from time to time to prevent dilution. With certain exceptions, no adjustment in the purchase price will be required until cumulative adjustments require an adjustment in the purchase price of at least one percent. No fractional shares of Series 4 will be issued, other than fractions that are integral multiples of one one-hundredth of a share of Series
4. Instead of issuing fractional shares, we will make a payment in cash based on the market price of the shares of Series 4 on the last trading day prior to the date of exercise.

     REDEMPTION OF RIGHTS

     The rights expire on April 24, 2006, unless our board of directors decides to redeem them before that time. The redemption price is $.01 per right, subject to adjustment. We may redeem the rights at the redemption price at any time prior to the earlier of (i) the close of business on the tenth business day after the first occurrence of a flip-in event or a flip-over event or (ii) April 24, 2006. If we redeem any of the rights, we must redeem them all. Our board of directors may not redeem the rights after they declare a person to be an adverse person.

     Once the board of directors elects to redeem the rights, the right to exercise the rights will terminate and the only right of holders of rights will be to receive the redemption price. We will give notice of any redemption to the holders of the then outstanding rights by mailing a notice to those holders at their addresses as they appear on the registry books of the rights agent.

     EXCHANGE RIGHT

     After a flip-in event or a flip-over event occurs, but before any person or group of affiliated or associated persons becomes the beneficial owner of 50% or more of the then outstanding shares of common stock, we may exchange all or part of the then outstanding and exercisable rights for shares of common stock at an exchange ratio of one share of common stock per right, as adjusted.

     Once the board of directors orders the exchange of any rights, the right to exercise those rights will terminate and the only right thereafter of a holder of those rights will be to receive the appropriate number of shares of common stock in exchange. We will give notice of any exchange by making a public announcement and by mailing notice of the exchange to all the holders of the affected rights at their addresses on the registry books of the rights agent.

     AMENDMENTS

     We may amend the rights agreement without the approval of any holders of rights in order to cure any ambiguity, to correct or supplement any defective or inconsistent provision, or to make any other provisions with respect to the rights as we may deem necessary or desirable. From and after the earlier of (i) the distribution date or (ii) the date on which the board of directors declare any person to be an adverse person, however, the rights agreement may not be amended in any manner that would adversely affect the interests of the holders of rights. We may at any time prior to that time amend the rights agreement to lower the ownership thresholds governing when a beneficial owner becomes an acquiring person, and therefore when the distribution date occurs, to not less than the greater of (a) the sum of .001% plus the largest percentage of outstanding shares of common stock then beneficially owned by any person other than us, any of our subsidiaries, any of our employee benefit plans or stock ownership plans or

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

any person who acquires voting shares from us in transactions approved by our board of directors, or (b) 10%.

     PURPOSE AND EFFECT OF RIGHTS

     The rights are designed to protect our interests and the interests of our shareholders against coercive takeover tactics. The purpose of the rights is to encourage potential acquirers to negotiate with our board of directors before attempting a takeover and to provide the board of directors with leverage in negotiating the terms of any proposed takeover on behalf of all shareholders. The rights may have anti-takeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire us on terms not approved by our board of directors. The rights should not interfere with any merger or other business combination approved by our board of directors since the board of directors may, at their option, at any time until ten business days after the first occurrence of a flip-in event or a flip-over event, redeem all of the then outstanding rights at the applicable redemption price.

OHIO LAW AND CERTAIN CHARTER PROVISIONS

     There are statutory provisions of Ohio law and provisions in our Articles and Regulations that may have the effect of deterring hostile takeovers or delaying or preventing changes in control or changes in management of TRW, including transactions in which TRW shareholders might otherwise receive a premium over the then-current market prices for their shares.

     Our Articles and Regulations contain various provisions that may have the effect, either alone or in combination with each other, of making more difficult or discouraging a business combination or an attempt to obtain control of TRW that is not approved by the board of directors. These provisions include:

     (1) the right of the board of directors to issue unissued and unreserved shares of common stock without shareholder approval;

     (2) the right of the board of directors to issue shares of Preference Stock in one or more series and to designate the number of shares of those series and the relative rights and preferences of those series, including voting rights, redemption terms and prices and conversion rights, without further shareholder approval;

     (3) a board of directors divided into three classes such that directors are elected to serve for three-year staggered terms;

     (4) provisions prohibiting the removal of directors without cause except upon the vote of holders of two-thirds of the combined voting power represented by the outstanding shares of common stock, Serial Preference Stock and Serial Preference Stock II; and

     (5) provisions restricting the ability of shareholders to call a special meeting except upon the consent of shareholders representing 35% of the outstanding shares entitled to vote at that special meeting.

     Under Ohio law, any person who proposes to make a "control share acquisition" must provide written notice thereof to the target corporation and must obtain prior shareholder approval. A "control share acquisition" is the acquisition of shares in an "issuing public corporation" resulting in the person being able to exercise voting power in the election of directors of the issuing public corporation within three ranges:

     (1) one-fifth to one-third,

     (2) one-third to one-half, and

     (3) more than one-half

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

of that voting power. TRW is an "issuing public corporation."

     Further, Ohio law prohibits any person who owns 10% or more of an issuing public corporation's stock from engaging in mergers, consolidations, majority share acquisitions, asset sales, loans and other specified transactions with the corporation for a three-year period after acquiring the 10% ownership, unless approval is first obtained from the corporation's board of directors. After the three-year waiting period, the 10% shareholder can complete the transaction only if, among other things: (a) approval is received from two-thirds of all voting shares and from a majority of shares not held by the 10% shareholder or certain affiliated persons; or (b) the transaction meets specified criteria designed to ensure fairness to all remaining shareholders. TRW is an issuing public corporation under this statute.

TRANSFER AGENTS AND REGISTRARS

     The transfer agents for the common stock are TRW and National City Bank; the registrar is National City Bank. The rights agent is also National City Bank. These agents are located in Cleveland, Ohio.

AGREEMENTS

     TRW is, and from time to time will become, a party to agreements which may have the effect of restricting dividends and other distributions on, and the purchase, redemption or retirement of, our capital stock.

                            DESCRIPTION OF WARRANTS

     TRW may issue debt warrants for the purchase of debt securities or common stock warrants for the purchase of common stock. Debt warrants and common stock warrants are referred to in this prospectus collectively as "Securities Warrants". Securities Warrants may be issued independently or together with any debt securities or common stock offered by any prospectus supplement and may be attached to or separate from those debt securities or common stock.

     Each series of Securities Warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with warrant certificates evidencing the Securities Warrants. The warrant agent will not assume any obligation or relationship of agency or trust for or with any holders of warrant certificates or beneficial owners of Securities Warrants.

     This prospectus summarizes the material terms of the form of warrant agreements and warrant certificates which have been filed as exhibits to the registration statement. This summary does not restate those documents in their entirety. You should read the warrant agreement and warrant certificate for provisions summarized below and others that may be important to you.

GENERAL

     The prospectus supplement relating to a particular series of warrants will include the specific forms of the series, including, where applicable, the following:

     - the title of the Securities Warrants;

     - the offering price;

     - the currency or currency units in which the purchase price for offered Securities Warrants may be payable;

     - the title, total principal amount, currency or currency units and other terms of debt securities purchasable upon exercise of debt warrants;
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

     - the number of shares of common stock purchasable upon the exercise of a common stock warrant;

     - the redemption or call provisions, if any, applicable to the Securities Warrants;

     - the designation and terms of the debt securities with which the offered debt warrants are issued and the number of debt warrants issued with each such debt security;

     - the date on and after which the Securities Warrants and the related debt securities or shares of common stock will be separately transferable;

     - the price and currency or currency units at which the amount of debt securities or shares of common stock, as the case may be, may be purchased upon exercise;

     - the date on which the right to exercise the Securities Warrants begins and the date on which the right to exercise expires, the "expiration date;"

     - the minimum and maximum amount of Securities Warrants that may be exercised at any one time;

     - the antidilution provisions of the Securities Warrants, if any;

     - United States Federal income tax consequences applicable to that Securities Warrant;

     - whether the Securities Warrants represented by the warrant certificates will be issued in registered or bearer form; and

     - any other terms of the Securities Warrants, including terms, procedures and limitations relating to exchange and exercise of the Securities Warrants.

TRANSFERS AND EXCHANGE

     Warrant certificates may be exchanged for new warrant certificates of different denominations, may, if in registered form, be presented for registration of transfer, and may be exercised at the corporate trust office of the warrant agent. We may specify other offices where these activities may be conducted in an applicable prospectus supplement. Before the exercise of any Securities Warrants, holders of the Securities Warrants will not have any of the rights of holders of the debt securities or common stock, as the case may be, purchasable upon exercise. This means holders of debt warrants will not have the right to receive payments of principal, premium, if any, or interest, if any, on the debt securities purchasable upon exercise or to enforce covenants in the indenture governing the underlying debt securities. Holders of common stock warrants will not have the right to receive payments of dividends, if any, on the common stock purchasable upon such exercise or to exercise any applicable right to vote.

EXERCISE

     Each Securities Warrant will entitle the holder to purchase the principal amount of debt securities or the number of shares of common stock at the exercise price that is set forth in, or calculable from, an applicable prospectus supplement. Holders will be able to exercise Securities Warrants at any time up to the time on the expiration date set forth in an applicable prospectus supplement. After that time, or a later date to which such expiration date may be extended by us, unexercised Securities Warrants will become void.

     Holders will be able to exercise Securities Warrants by delivering to the warrant agent at its corporate trust office warrant certificates properly completed and payment of the exercise price. As soon as practicable after such delivery, we will issue and deliver to the indicated holder the debt securities or shares of common stock issuable upon that exercise. If fewer than all of the Securities Warrants represented by a warrant certificate are exercised, we will issue a new warrant certificate for the remaining number of Securities Warrants.

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

        DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

     The following description, together with applicable prospectus supplements, summarizes the material terms and provisions of the stock purchase contracts and stock purchase units that we may offer pursuant to this prospectus.

     We may issue stock purchase contracts representing contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of shares of common stock at a future date or dates.

     The price per share of common stock and number of shares of common stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as a part of stock purchase units consisting of a stock purchase contract and debt securities or debt obligations of third parties, including U.S. Treasury securities, securing the holders' obligations to purchase the common stock under the stock purchase contracts.

     The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice-versa. These payments may be unsecured or prefunded on some basis that will be set forth in the applicable prospectus supplement. Holders may be required to secure their obligations under the stock purchase contracts in a manner specified in the applicable prospectus supplement.

                              PLAN OF DISTRIBUTION

     We may sell the securities offered by this prospectus in any one or more, or in any combination, of the following ways:

     - directly to purchasers;

     - through agents;

     - through dealers; or

     - through underwriters.

Agents or dealers may be deemed to be "underwriters" within the meaning of the Securities Act.

     We may solicit offers to purchase securities directly or through agents we designate and identify in the applicable prospectus supplement. We will name any agent and set forth any commissions payable by us to the agent in the applicable prospectus supplement.

     If we use underwriters or dealers in a sale, the securities will be acquired by the underwriters for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price, which may be changed, or at varying prices determined at the time of sale. Underwriters may offer the securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more underwriters. Unless otherwise indicated in the applicable prospectus supplement, the underwriters will be required to purchase securities only if customary closing conditions are satisfied, or waived by the underwriters, and the underwriters will be obligated to purchase all of such securities if any are purchased. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

     Agents, dealers and underwriters may be entitled under agreements between them and us to indemnification by us against certain liabilities, including liabilities under the Securities Act, or to contribution to payments which may be required to be made in respect thereof. Agents, dealers or underwriters that purchase securities offered hereby and by the applicable prospectus
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

supplement may engage in transactions with or perform services for us in the ordinary course of business.

     We may authorize agents, underwriters or dealers to solicit offers by institutions to purchase securities from us pursuant to delayed delivery contracts providing for payment and delivery on the date stated in the applicable prospectus supplement. Institutions with whom delayed delivery contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions but will in all cases require our approval. Conditions to the consummation of delayed delivery contracts will be set forth in the applicable prospectus supplement. We will pay the commission indicated in a prospectus supplement to underwriters and agents soliciting purchases of securities pursuant to delayed delivery contracts accepted by us. The underwriters and persons soliciting delayed delivery contracts will have no responsibility for the validity or performance of any of those contracts.

     The place and time of delivery for the securities will be set forth in the applicable prospectus supplement.

                                 LEGAL OPINIONS

     William B. Lawrence, who is our Executive Vice President, General Counsel and Secretary, will issue an opinion about the legality of the offered securities for us. Cravath, Swaine & Moore of New York City, or such other counsel as may be identified in the applicable prospectus supplement, will issue such an opinion on behalf of any agent, underwriter or dealer.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited TRW's consolidated financial statements included in Amendment No. 1 to TRW's Annual Report on Form 10-K for the year ended December 31, 1998, as set forth in their report, which is incorporated by reference in this prospectus. TRW's consolidated financial statements are incorporated into this prospectus by reference in reliance on Ernst & Young LLP's report, given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of LucasVarity as of January 31, 1999 and 1998, and for each of the years in the two-year period ended January 31, 1999, have been incorporated by reference into this prospectus in reliance upon the report of KPMG Audit Plc, independent auditors, incorporated into this prospectus by reference, upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of LucasVarity for the six month period ended January 31, 1997 have been incorporated by reference into this prospectus in reliance upon the joint report of KPMG Audit Plc and Ernst & Young, independent auditors, incorporated into this prospectus by reference, upon the authority of such firms as experts in accounting and auditing.

     Ernst & Young, independent auditors, have audited LucasVarity's consolidated financial statements for the year ended July 31, 1996 appearing in TRW's Current Report on Form 8-K/A dated May 17, 1999, as set forth in their report which is incorporated by reference in this prospectus. Those consolidated financial statements are incorporated into this prospectus by reference in reliance on Ernst & Young's report, upon their authority as experts in accounting and auditing.

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

                             INDEPENDENT APPRAISAL

     Certain LucasVarity assets were appraised by American Appraisal Associates, Inc. These assets included inventories, fixed assets, identifiable intangibles and in-process research and development projects and have been included in TRW's unaudited consolidated balance sheets incorporated herein by reference based on their preliminary appraised values.

                                       25